Exhibit 99.1

DOCKET NO. 58252

APPLICATION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC FOR A FINANCING ORDER FOR SYSTEM RESTORATION COSTS ASSOCIATED WITH DOCKET NO. 58028	§ § § § § §	PUBLIC UTILITY COMMISSION OF TEXAS

FINANCING ORDER

This Financing Order addresses the application of CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) under PURA1 chapter 36, subchapter I2 and chapter 39 subchapter G.3 In its application, CenterPoint Houston seeks the following: (1) authorization of the issuance of system restoration bonds4 to securitize the system restoration costs and carrying costs approved by the Commission in Docket No. 58028,5 net of any insurance proceeds, government grants, and other sources of funding that have been received by CenterPoint Houston that compensate CenterPoint Houston for system restoration costs at the time of the application for this Financing Order (the securitizable balance); (2) to securitize certain other qualified costs incurred in connection with such securitization as further defined and described below; (3) approval of the proposed securitization financing structure; (4) approval of system restoration charges sufficient to recover the principal and interest on the system restoration bonds and to recover the ongoing qualified costs of supporting and servicing the system restoration bonds; (5) approval of the tariff to implement the system restoration charges; and (6) approval of the tariff to implement the accumulated deferred federal income tax credit (ADFIT Credit).

1 Public Utility Regulatory Act, Tex. Util. Code §§ 11.001–66.017.

2 PURA §§ 36.401–.406.

3 Id. §§ 39.301–.313.

4 Under PURA § 36.403(e), “transition bonds” issued to securitize system restoration costs may be called “system restoration bonds.”

5 Application of CenterPoint Energy Houston Electric, LLC For Determination of System Restoration Costs, Docket No. 58028, Order (May 2, 2025).

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On May 2, 2025, CenterPoint Houston filed an application in Docket No. 58028 under PURA § 36.405 to quantify the reasonable and necessary system restoration costs incurred due to Hurricane Beryl in July 2024, Hurricane Francine in September 2024, and Winter Storm Enzo in January 2025 (collectively, the Docket No. 58028 storms) on CenterPoint Houston’s service territory, in addition to certain costs deferred from Docket No. 57271.6 As discussed in this Financing Order, the Commission finds that CenterPoint Houston should be authorized to securitize and to cause the issuance of system restoration bonds in accordance with this Financing Order. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA.

In this Financing Order, the Commission approves the securitization of the sum of the Securitizable Balance plus up-front qualified costs as described in Ordering Paragraphs 1 and 16. The Commission also approves the structure of the proposed securitization financing and issuance of system restoration bonds in one or more series and approves system restoration charges in an amount to be calculated as provided in this Financing Order. The Commission further approves the form tariff to implement the system restoration charges and the form tariff to implement the ADFIT Credit. Finally, the Commission finds that the potential benefits of: (1) floating-rate system restoration bonds and interest-rate swaps within the securitization financing structure, (2) the issuance of system restoration bonds denominated in foreign currencies, and (3) the use of interest-rate hedges will not outweigh the incremental risk to customers. Therefore, the Commission concludes that floating-rate system restoration bonds and interest-rate swaps should not be utilized within the securitization financing structure and that CenterPoint Houston should not be authorized to issue system restoration bonds denominated in a foreign currency or use interest-rate hedges.

To approve the securitization of the system restoration costs, the Commission must consider whether the proposed securitization meets the financial tests set forth in PURA chapter 36, subchapter I and chapter 39, subchapter G. The three financial tests require that: (1) the total revenues collected under this Financing Order are less than the revenues collected using conventional financing methods (the total-revenues test),7 (2) the securitization of the system restoration costs provides greater tangible and quantifiable benefits to ratepayers8 than would have been achieved without the issuance of the system restoration bonds (the tangible-and-quantifiable-benefits test),9 and (3) the amount securitized does not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the system restoration costs sought to be securitized (the present-value test).10

6 Application of CenterPoint Energy Houston Electric, LLC for Determination of System Restoration Costs, Docket No. 57271, Order (Apr. 24, 2025).

7 PURA § 39.303(a).

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CenterPoint Houston submitted evidence demonstrating that the proposed securitization will meet each of the financial tests set forth in PURA chapter 36, subchapter I and PURA chapter 39, subchapter G. All of the calculations performed by CenterPoint Houston demonstrated that the transaction would pass these tests. Considering the margin by which the proposed securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the proposed securitization. Accordingly, in quantifying the benefit to customers as a result of this securitization, the Commission refers to the ranges of benefits calculated under CenterPoint Houston’s expected-case scenario, in which the system restoration bonds bear a 5.020% weighted-average interest rate, and a sensitivity case-scenario, in which the system restoration bonds are subject to a 7.415% weighted-average interest rate.

CenterPoint Houston’s evidence showed that, as a result of the securitization approved by this Financing Order, retail customers served at distribution voltage in CenterPoint Houston’s service area (customers) will realize benefits. Based on the amount that CenterPoint Houston seeks to securitize, CenterPoint Houston’s financial analysis indicated that, for the tangible-and-quantifiable-benefits test, such customers will realize benefits estimated to be $300,000 on a present-value basis in the sensitivity-case scenario. At the expected weighted-average interest rate of 5.020%, securitization confers benefits of $186.9 million on a present-value basis. In addition, under the sensitivity-case scenario, the securitization will result in a reduction in the amount of revenues collected by CenterPoint Houston of $500,000, on a nominal basis, when compared to the amount that would have been collected under the conventional financing methods that would otherwise be used to recover the system restoration costs. Finally, under the present-value test, the present value of the amount CenterPoint Houston initially sought to securitize—$1,187.6 million in the expected case and $1,185.9 million in the 7.415% sensitivity case—does not exceed the present value of the revenue requirements using conventional financing. Accordingly, the Commission concludes that the benefits for customers set forth in CenterPoint Houston’s evidence are fully indicative of the benefits that customers will realize from the securitization approved here. In the issuance advice letter, CenterPoint Houston will be required to update the benefit analyses to verify that the final structure of the securitization satisfies the statutory financial tests.

8 The term “customer” used throughout this financing order will encompass the term “ratepayer” as it is used throughout PURA §§ 36.401–.406 and §§ 39.301–.313.

9 PURA §§ 39.301, 36.401(b)(2).

10 Id. § 39.301.

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CenterPoint Houston provided a general description of the proposed securitization transaction structure in its application and in the testimony and exhibits submitted in support of its application. The proposed securitization transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final securitization transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies that will rate the system restoration bonds and, in part, upon the market conditions that exist at the time the system restoration bonds are taken to the market.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirements—the most important of which is to ensure that securitization results in tangible and quantifiable benefits to customers—that must be met before issuing a financing order.

In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective. This Financing Order grants authority to issue system restoration bonds and to impose, collect, and receive system restoration charges only if the final structure of the securitization transaction complies in all material respects with these criteria. The authority and approval granted in this Financing Order is effective only upon CenterPoint Houston filing with the Commission an issuance advice letter demonstrating compliance of that issuance with the provisions of this Financing Order. If market conditions make it desirable to issue the system restoration bonds in more than one series, then the authority and approval in this Financing Order is effective as to each issuance, but only upon CenterPoint Houston filing with the Commission a separate issuance advice letter for that issuance demonstrating compliance with the provisions of this Financing Order.

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I.            Discussion and Statutory Overview

The Texas Legislature amended PURA in 2009 to permit electric utilities to use securitization financing to recover costs of restoring service and infrastructure associated with electric power outages as a result of hurricanes and other weather-related events or natural disasters that occurred in 2008 or later.11 The Legislature provided this option for recovering qualified costs based on the conclusion that securitization financing will lower the carrying costs associated with recovery of these costs relative to the costs that would be incurred using conventional utility financing methods.12 As a precondition to the use of securitization, the Legislature required that the Commission must ensure that the securitization will provide greater tangible and quantifiable benefits to customers than would have been achieved without the issuance of the system restoration bonds.13 Consequently, a basic purpose of securitization financing—the recovery of an electric utility’s qualified costs—is conditioned upon the other basic purpose—providing economic benefits to consumers of electricity in this state. The provisions for securitization of system restoration costs were based on and incorporate relevant terms of the provisions in chapter 39, subchapter G of PURA for securitization of transition costs adopted by the Texas Legislature in 1999, which have been used by CenterPoint Houston and other electric utilities to reduce the costs of recovering costs associated with the transition to competition.14

11 Id. § 36.401(a).

12 Id.

13 Id. § 36.401(b)(2).

14 See, e.g., Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 30485, Financing Order (Mar. 16, 2005); Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order (June 21, 2006); Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 34448, Financing Order (Sept. 18, 2007); Application of AEP Texas Inc. for a Financing Order, Docket No. 49308, Financing Order (June 17, 2019); Application of Entergy Texas, Inc for a Financing Order; Docket No. 52302, Order (Jan. 14, 2022); Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. 57559, Order (June 5, 2025).

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Under chapter 36, subchapter I of PURA, the qualified costs eligible for securitization by CenterPoint Houston include: (1) the system restoration costs determined by the Commission in Docket No. 58028 (the proceeding to determine the amount of CenterPoint Houston’s system restoration costs eligible for recovery and securitization), net of any insurance proceeds, government grants, or other sources of funding that compensate CenterPoint Houston for system restoration costs incurred by CenterPoint Houston at the time of the application for this Financing Order, with carrying costs on the unrecovered balance at CenterPoint Houston’s weighted average cost of capital as approved in its last rate case; (2) costs of issuing, supporting and servicing the system restoration bonds and any costs of retiring and refunding existing debt and equity securities; (3) costs to the Commission of acquiring professional services for the purposes of evaluating the proposed securitization transaction; and (4) costs associated with ancillary agreements such as bond insurance policies, letters of credit, reserve accounts, surety bonds, swap arrangements, hedging arrangements, liquidity or credit support arrangements, or other financial arrangements entered into in connection with the issuance or payment of the transition bonds.15 Chapter 36, subchapter I of PURA also expressly provides: (1) that the term transition bonds, as defined and used in chapter 39, subchapter G of PURA, includes bonds issued under chapter 36 (i.e., system restoration bonds),16 (2) that the term transition charges, as defined and used in subchapter G, includes all non-bypassable amounts approved by the Commission under a financing order to recover system restoration costs (i.e., system restoration charges),17 (3) the term financing order as defined and used in chapter 39, subchapter G of PURA, includes a financing order authorizing the securitization of system restoration costs, and (4) that the provisions of chapter 39, subchapter G of PURA (i.e., the provisions with respect to the issuances of system restoration bonds, the imposition of system restoration charges, and the creation of transition property (system restoration property))18 must govern financing orders allowing for securitization of system restoration costs and all rights and interests established in such order, except to the extent that such provisions conflict with the provisions of PURA chapter 36, subchapter I, in which case the latter provisions must control.19

15 PURA § 36.403(d).

16 Id. § 36.403(c).

17 Id. § 36.403(f).

18 The term “system restoration property” used throughout this financing order will have the full effect as “transition property” as defined under PURA § 39.302(8) and used throughout PURA §§ 36.401–.406.

19 PURA § 36.403(b).

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To allow for securitization of an electric utility’s qualified costs associated with system restoration costs, the Commission may authorize the issuance of system restoration bonds. System restoration bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from system restoration property, which includes all rights and interests of an electric utility under a financing order at the time such rights are transferred to an assignee or pledged in connection with the issuance of system restoration bonds.20 The net proceeds from the sale of system restoration bonds must be used to reduce the amount of a utility’s recoverable system restoration costs.21 If system restoration bonds are approved and issued, retail electric customers must pay the principal, interest, and related charges of the system restoration bonds through system restoration charges.22 System restoration charges are non-bypassable charges that will be paid as a component of the monthly charge for electric service.23 System restoration charges must be approved by the Commission under a financing order.24

The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is in accordance with the standards of PURA §§ 36.401 and 39.301.25 The Commission must ensure that the net proceeds of system restoration bonds may be used only for the purpose of reducing the amount of recoverable system restoration costs.26 In addition, the Commission must ensure that: (1) securitization provides tangible and quantifiable benefits to customers greater than would have been achieved absent the issuance of the system restoration bonds,27 and (2) the structuring and pricing of the system restoration bonds result in the lowest system-restoration-bond charges in compliance with market conditions and the terms of a financing order.28 Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the system restoration bonds.29 All of these statutory requirements are designed to ensure that securitization will provide real benefits to retail customers.

20 See id. § 39.302(6), 39.304.

21 See id. § 36.401(a).

22 See id. § 36.403(f).

23 Id.

24 See PURA § 39.302(7).

25 See id. §§ 36.402(a)–(c), 36.403(d).

26 See id. § 36.401(a).

27 See id. § 36.401(b)(2).

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The essential finding by the Commission that is needed to issue a financing order is that customers will receive tangible and quantifiable benefits as a result of securitization. This finding can only be made upon a showing of economic benefits to customers through an economic analysis. An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment. Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to customers.

Economic benefits also depend upon a favorable financial market—one in which system restoration bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which system restoration bonds can be sold in a future market, however, is not known today. Nevertheless, benefits can be calculated based upon certain known facts (e.g., the amount of system restoration costs to be securitized and the cost of the alternative to securitization) and assumptions (e.g., the interest rate of the system restoration bonds, the term of the system restoration bonds, and the amount of other qualified costs). By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result. To ensure that benefits are realized, the securitization transaction must conform to the structure ordered by the Commission and an issuance advice letter must be presented to the Commission immediately before issuance of the system restoration bonds demonstrating that the actual structure and costs of the system restoration bonds will provide tangible and quantifiable benefits. The cost-benefit analysis contained in the issuance advice letter must reflect the actual structure of the system restoration bonds.

28 See id. § 39.301.

29 Id.

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A CenterPoint Houston financial analysis shows that securitizing CenterPoint Houston’s estimate of the Securitizable Balance along with CenterPoint Houston’s other qualified costs in the manner provided by this Financing Order will produce an economic benefit to customers of $186.9 million on a present value basis using the expected weighted-average interest rate of 5.020%. A benefit of $300,000 will result even if the bond market is less favorable than current market conditions and system restoration bonds have to be issued at the sensitivity-case weighted-average interest rate of 7.415%.30 The economic benefit to customers will be larger if a more favorable market allows the system restoration bonds to be issued at a lower interest rate. In the issuance advice letter, CenterPoint Houston will be required to update the benefit analyses to verify that the final system restoration bond structure and pricing satisfies the statutory financial tests.

To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods.31 In this proceeding, CenterPoint Houston’s financial analysis of the amount sought to be securitized under sensitivity-case market conditions, in which the system restoration bonds bear a 7.415% weighted average interest rate, demonstrates that revenues will be reduced by $500,000 on a nominal basis under this Financing Order compared to the amount that would be recovered under conventional financing methods. Under the base-case scenario in which the system restoration bonds are issued at a 5.020% weighted average annual interest rate, securitization saves customers $264.5 million in nominal revenue.32 If system restoration bonds are issued in a more favorable market, this reduction in revenues will be larger.

30 PURA § 39.301.

31 See id. § 39.303(a).

32 Id.

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Before the system restoration bonds may be issued, CenterPoint Houston must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the system restoration bonds will provide real economic benefits to customers and comply with the statutory financial tests and terms of this Financing Order. As part of this submission, CenterPoint Houston must also certify to the Commission that the structure and pricing of the system restoration bonds result in the lowest system-restoration-bond charges in compliance with market conditions at the time of pricing and the terms of this Financing Order. The form of certification that must be submitted by CenterPoint Houston is set out in appendix A to this Financing Order. The Commission, by order, may stop the issuance of the system restoration bonds authorized by this Financing Order if CenterPoint Houston fails to make this demonstration or certification.

PURA requires that system restoration charges be charged for the use or availability of electric services to recover all qualified costs.33 System restoration charges, like transition charges, can be recovered over a period that does not exceed 15 years.34 The Commission concludes that this prevents the collection of system restoration charges from customers for services rendered after the 15-year period but does not prohibit recovery of system restoration charges for service rendered during the 15-year period but not actually collected until after the 15-year period.

System restoration charges constitute transition charges as defined in PURA § 39.302 and used in chapter 39, subchapter G of PURA35 and will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.36 System restoration charges must be functionalized and allocated to customers in the same manner as the corresponding facilities relating to the system restoration costs and related expenses are functionalized and allocated in a utility’s current base rates.37 The Commission further determines that, to ensure that the allocation of system restoration charges are functionalized in such manner, the ADFIT benefits associated with the securitization transaction should be calculated and allocated in the manner described in this Financing Order.

33 Id. § 36.403(f).

34 See id. § 39.303(b).

35 Id. § 36.403(f).

36 See PURA § 39.302(7).

37 Id. § 36.403(g).

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The rights to impose, collect, and receive system restoration charges (including all other rights of an electric utility under the financing order) are only contract rights until such rights are first transferred to an assignee or pledged in connection with the issuance of system restoration bonds.38 Upon the transfer or pledge of those rights, they become system restoration property and, as such, are afforded certain statutory protections to ensure that the system restoration charges are available for system restoration bond retirement.39

This Financing Order contains terms, as it must, ensuring that the imposition and collection of system restoration charges authorized herein must be non-bypassable.40 It also includes a mechanism requiring that system restoration charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the system restoration bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the system restoration bonds.41 In addition to the required annual reviews, interim reviews are allowed to ensure that the amount of the system restoration charges matches the funding requirements approved in this Financing Order. These provisions will help to ensure that the amount of system restoration charges paid by customers does not exceed the amount necessary to cover the costs of this securitization. To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

38 Id. § 39.304(a).

39 See id. § 39.304(b).

40 See id. §§ 36.404, 39.306.

41 See id. § 39.307.

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The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of system restoration property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the system restoration charges to be imposed, collected, and remitted to financing parties, until the principal, interest, and any other charges incurred and contracts to be performed in connection with the related system restoration bonds have been paid and performed in full.42

System restoration property (whether associated with a single system restoration bond issuance covering the entire amount of system restoration costs authorized to be financed with securitization or with one of multiple system restoration bond issuances, with each issuance covering only a portion of the total amount authorized to be securitized) constitutes a present system restoration property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for the duration of the pledge of the State of Texas as described in the preceding paragraph.43 In addition, the interests of an assignee or pledgee in system restoration property (as well as the revenues and collections arising from the system restoration property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.44 Further, transactions involving the transfer and ownership of system restoration property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.45 The creation, granting, perfection, and enforcement of liens and security interests in system restoration property are governed by PURA § 39.309 and not by the Texas Business and Commerce Code.46

42 See PURA § 39.310.

43 See id. § 39.304(b).

44 See id. § 39.305.

45 See id. § 39.311.

46 See id. § 39.309(a).

47 See id. § 39.303(g).

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The Commission may, at the request of an electric utility, adopt a financing order providing for the retiring and refunding of system restoration bonds only upon making a finding that the future system restoration charges required to service the new system restoration bonds, including transaction costs, will be less than the future system restoration charges required to service the system restoration bonds being retired or refunded.47 CenterPoint Houston has not requested, and this Financing Order does not grant, any authority to refinance the system restoration bonds authorized by this Financing Order. This Financing Order does not preclude CenterPoint Houston from filing a request for a financing order to retire or refund the system restoration bonds approved in this Financing Order upon a showing that the statutory criteria in PURA § 39.303(g) are met.48

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA §§ 36.403 and 39.302.

II.            Description of Proposed Securitization Transaction

A description of the securitization transaction proposed by CenterPoint Houston is contained in its application and the filing package submitted in support of the application. A brief summary of the proposed securitization transaction is provided in this section. A more detailed description is included in the section III.C, titled Structure of the Proposed Securitization and in the application and filing package submitted in support of the application.

To facilitate the proposed securitization, CenterPoint Houston has proposed that (depending on whether more than one series of system restoration bonds are issued) one or more special purpose securitization funding entities (each referred to as BondCo) be created to which CenterPoint Houston will transfer the rights to impose, collect, and receive system restoration charges along with the other rights arising under this Financing Order, in each case allocable to the series of system restoration bonds the BondCo is issuing. Upon transfer to a BondCo (in connection with the issuance of the particular series of system restoration bonds), these rights will become system restoration property as provided by PURA § 39.304.49 If system restoration bonds are issued in more than one series, then the system restoration property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized by this Financing Order which is securitized by a particular system restoration bond issuance. The rights to impose, collect and receive system restoration charges, along with the other rights arising under this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized, must remain with CenterPoint Houston and must not become system restoration property until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.

48 PURA § 39.303(g).

49 Id. § 39.304.

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CenterPoint Houston will create a separate BondCo for the issuance of a particular series of the system restoration bonds, and the rights, obligations, structure, and restrictions described in this Financing Order with respect to BondCo are applicable to each such purchaser of system restoration property to the extent of the system restoration property transferred and sold to it and the system restoration bonds issued by it. BondCo will issue system restoration bonds and will transfer the net proceeds from the sale of the system restoration bonds to CenterPoint Houston in consideration for the transfer of the corresponding system restoration property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of CenterPoint Houston or any other affiliates of CenterPoint Houston or any of their respective successors. In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.

The system restoration bonds will be issued under an indenture and administered by an indenture trustee.50 The system restoration bonds will be secured by and payable solely out of the system restoration property created under this Financing Order and other collateral described in CenterPoint Houston’s application. That collateral will be pledged to the indenture trustee for the benefit of the holders of the system restoration bonds and to secure payment of certain qualified costs.

The servicer of the system restoration bonds will collect the system restoration charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for filing any required or allowed true-ups of the system restoration charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may, on behalf of the holders of system restoration bonds, appoint a successor servicer. CenterPoint Houston will act as the initial servicer for the system restoration bonds.

50 If more than one series of system restoration bonds is issued, each series will be issued under a separate indenture and be subject to its own set of basic agreements (e.g., system restoration property purchase and sale agreement, system restoration property servicing agreement, administration agreement). For purposes of this Financing Order, the description of the system restoration bonds applies to each series of system restoration bonds.

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Retail electric providers (REPs) will be required to meet certain financial standards to collect system restoration charges under this Financing Order. If a REP qualifies to collect system restoration charges, the servicer will bill to and collect from the REP the system restoration charges attributable to the REP’s customers. The REP in turn will bill to and collect from its customers the system restoration charges attributable to them. If any REP fails to qualify to collect system restoration charges or defaults in the remittance of those charges to the servicer of the system restoration bonds, another entity can assume responsibility for collection of the system restoration charges from the REP’s customers.

System restoration charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the system restoration bonds. The costs will be functionalized and allocated in the same manner as corresponding facilities and related expenses are functionalized and allocated in CenterPoint Houston’s current base-rates.51 The system restoration charges will be calculated by the method described in Schedule SRC – System Restoration Charges (Schedule SRC), a pro forma copy of which is contained in appendix B. In addition to the annual true-up required by PURA § 39.307, interim true-ups may be performed as necessary to ensure that the amount collected from system restoration charges is sufficient to service the system restoration bonds. In addition, an adjustment to the system restoration charge class allocations will be allowed under certain circumstances. The methodology for making true-ups and class allocation adjustments and the circumstances under which each must be made are described in Schedule SRC.

The Commission determines that CenterPoint Houston’s proposed system restoration charge structure should be utilized. This structure, which was used in each of CenterPoint Houston’s prior securitizations, is designed to produce essentially level residential rates over the recovery period if: (1) the actual year-to-year changes in customers’ loads match the changes forecasted at the time the system restoration bonds are structured and (2) annual loads and costs match those used to develop each system restoration charge true-up. If the system restoration bonds are issued in more than one series, the system restoration charges for each series must provide a substantially level system restoration charge structure.

51 See PURA § 36.403(g).

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All of the transition bonds and system restoration bonds issued in prior Texas securitizations have been issued with a fixed interest rate.52 A fixed interest rate is necessary to assure that customers benefit from the securitization. Although the benefits of fixed rates can be achieved through a combination of floating-rate bonds and interest-rate swaps, the Commission in prior securitizations in Texas concluded that the possible benefit of floating-rate bonds did not outweigh the cost of preparing for and executing interest-rate swaps and the potential risks swaps would impose on retail customers. As a result, the financing orders in those proceedings prohibited the use of interest-rate swaps and thus, effectively, the issuance of floating-rate bonds. The Commission reaches the same conclusion in this proceeding and prohibits CenterPoint Houston from issuing floating-rate system restoration bonds.

The Commission reaches a similar conclusion that issuance of system restoration bonds denominated in foreign currency should likewise be prohibited. Denominating system restoration bonds in foreign currency would create foreign currency risks for customers. While these risks can be reduced through use of derivatives, the derivatives themselves create risks for customers.

Interest-rate hedges can also be used to lock in interest rates or limit the variability of interest rates before issuance of the system restoration bonds. However, the hedge is a bet on the direction of future market changes, which is neither necessary nor appropriate. Hedges also create additional costs and risks if, for any reason, the system restoration bonds are not issued or the amount issued is different from the principal amount hedged. As a result, this Financing Order prohibits CenterPoint Houston from issuing system restoration bonds denominated in foreign currencies and from entering into interest-rate hedges.

CenterPoint Houston requested approval of system restoration charges sufficient to recover the principal and interest on the system restoration bonds plus ongoing qualified costs of supporting and servicing the system restoration bonds as described in this Financing Order and appendix C. CenterPoint Houston requested that the system restoration charges be recovered from REPs, and through them from consumers, and that the amount of the system restoration charges be calculated based upon the allocation methodology and billing determinants specified in Schedule SRC. CenterPoint Houston also requested that certain standards related to the billing and collection of system restoration charges be applied to REPs, as specified in Schedule SRC. To implement the system restoration charges and billing and collection requirements, CenterPoint Houston requested approval of Schedule SRC.

52 E.g., Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14 and 15 (June 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sep. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 37200, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 16 (June 17, 2019); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 52302, Order at 15 (Jan. 14, 2022); Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. 57559, Order at 16 (June 5, 2025).

Docket No. 58252	Financing Order	Page 17 of 85

CenterPoint Houston requested authority to securitize and to cause the issuance of system restoration bonds in an aggregate principal amount not to exceed the sum of: (1) the Securitizable Balance at the date of issuance of the system restoration bonds plus (2) its actual up-front qualified costs of issuing, supporting, and servicing the system restoration bonds. CenterPoint Houston provided an illustrative analysis of the costs and benefits of securitization using its estimate of the December 1, 2025 Securitizable Balance. CenterPoint Houston proposed that these amounts be updated in the issuance advice letter to reflect the actual issuance date of the system restoration bonds and other relevant current information as permitted by this Financing Order, and that CenterPoint Houston be authorized to securitize the updated Securitizable Balance and up-front qualified costs as reflected in the issuance advice letter.

CenterPoint Houston requested in the application that its up-front and ongoing costs of issuing and maintaining the system restoration bonds be recovered respectively through the system restoration bonds and system restoration charges approved in this Financing Order. CenterPoint Houston estimated that its up-front costs would total $9.6 million, while its ongoing costs of servicing the system restoration bonds would total $1.3 million per year for each year of the term of the system restoration bonds. The estimates were based on assumptions regarding a number of variables that will directly affect the level of up-front and ongoing qualified costs including the following: (1) the total Securitizable Balance will be $1,165.4 million; (2) only one series of system restoration bonds will be issued; (3) the financing order proceeding will not be contested; (4) the financing order will not permit use of interest-rate or foreign-currency hedges, floating-rate system restoration bonds, or system restoration bonds denominated in foreign currencies; and (5) CenterPoint Houston will act as the servicer.

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The Commission finds that CenterPoint Houston should be permitted to securitize its up-front costs of issuance in accordance with the terms of this Financing Order. In the issuance advice letter, CenterPoint Houston must report the actual qualified costs securitized.

CenterPoint Houston is authorized to recover directly through the system restoration charges its actual ongoing costs of servicing the system restoration bonds and providing administration services to BondCo, subject to a cap on annual servicing fees equal to 0.075% of the initial principal amount of system restoration bonds issued under this Financing Order and a cap on annual administrative fees of $100,000 for each BondCo plus reimbursable third-party costs, which will apply as long as CenterPoint Houston continues to serve as the servicer or administrator, respectively. Ongoing qualified costs, other than the servicer and administrative fees charged by CenterPoint Houston when it is the servicer and administrator, are not capped. They are, however, estimated in appendix C. The estimated ongoing qualified costs should be updated in the issuance advice letter to reflect more current information then available to CenterPoint Houston. In accordance with the terms of this Financing Order and subject to the approval of the indenture trustee, the Commission will permit a successor servicer to CenterPoint Houston to recover a higher servicer fee if CenterPoint Houston ceases to service the system restoration bonds.

CenterPoint Houston does not anticipate incurring costs of refinancing or retiring debt or equity in connection with the use of the proceeds from the issuance of the system restoration bonds.53 However, if costs of refinancing or retiring debt or equity are incurred, the Commission notes that the cost of refinancing or retiring CenterPoint Houston’s existing debt or equity using the proceeds from the system restoration bonds must remain uncapped. Commission experience with these expenses indicates that they vary widely and are not entirely within CenterPoint Houston’s control. CenterPoint Houston should be authorized to record such costs as a regulatory asset included on its balance sheet and to accrue carrying costs on such regulatory asset using the average weighted interest rate on the system restoration bonds, until the costs are included in CenterPoint Houston’s next base-rate case, and that the costs, together with carrying costs, be evaluated for recovery in CenterPoint Houston’s next base-rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

53 Direct Testimony of Patrica L. Martin at 20.

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III.            Findings of Fact

The Commission makes the following findings of fact.

A.            Identification and Procedure

1.	Applicant

1.	CenterPoint Houston is a Texas limited liability company registered with the Texas secretary of state under filing number 800119842. CenterPoint Houston is an indirect wholly-owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy), which is a public utility holding company under the Public Utility Holding Company Act of 2005.

2.	CenterPoint Houston owns and operates for compensation in Texas facilities and equipment to transmit and distribute electricity in the Electric Reliability Council of Texas (ERCOT) region.

3.	CenterPoint Houston holds certificate of convenience and necessity number 30086 to provide service to the public.

2.	Background and Application

4.	The Docket No. 58028 storms that the National Weather Services has officially named “Hurricane Beryl” in July 2024, “Hurricane Francine” in September 2024, and “Winter Storm Enzo” in January 2025 impacted CenterPoint Houston’s service territory causing certain preparation efforts and extensive damage to CenterPoint Houston’s system and widespread electric outages. These storms are collectively referred to in this Financing Order as the Docket No. 58028 storms.

5.	On May 2, 2025, CenterPoint Houston filed an application in Docket No. 58028 under PURA § 36.405 for determination of the amount of system restoration costs related to the Docket No. 58028 storms and certain costs deferred from Docket No. 57271 eligible for securitization or other recovery.

6.	On June 20, 2025, CenterPoint Houston filed an application in this proceeding for a financing order under PURA chapter 36, subchapter I and chapter 39, subchapter G to permit securitization of an amount equal to the following: (a) the sum of the Securitizable Balance as of the date of issuance of the system restoration bonds, plus (b) up-front qualified costs. The application includes exhibits, schedules, attachments, and testimony.

Docket No. 58252	Financing Order	Page 20 of 85

7.	In Order No. 2 filed on July 10, 2025, the administrative law judge (ALJ) found CenterPoint Houston’s application administratively complete.

3.	Notice of Application

8.	On July 11, 2025, CenterPoint Houston filed the following:

a.	the affidavit of Alice S. Hart, supervisor for regulatory and litigation support for CenterPoint Houston, attesting that CenterPoint Houston sent: (i) a copy of its application to all parties in its most recent comprehensive base rate case, Docket No. 56211,[54] and to all parties in Docket No. 58028, on June 20, 2025; and (ii) notice of the application to each municipality in CenterPoint Houston’s service area and all certified retail electric providers listed on the Commission’s website by first-class mail or electronic mail; and

b.	a publisher’s affidavit attesting to the publication of notice in the Houston Chronicle, a newspaper of general circulation throughout CenterPoint Houston’s service area, on June 26 and July 3, 2025.

9.	In Order No. 4 filed on August 6, 2025, the ALJ found CenterPoint Houston’s notice sufficient.

4.	Intervenors

10.	In Order No. 2 filed on July 10, 2025, the ALJ granted the motion to intervene filed by Texas Energy Association for Marketers (TEAM).

11.	In Order No. 3 filed on July 31, 2025, the ALJ granted the motions to intervene filed by Houston Coalition of Cities (HCC), Office of Public Utility Counsel (OPUC), and Texas Coast Utilities Coalition (TCUC).

5.	Testimony and Agreement

12.	CenterPoint Houston’s application included the direct testimonies and exhibits of the following five witnesses: Patricia L. Martin, Russel K. Wright, Charles C. Wang, John R. Durland, and Steffen Lunde.

13.	On August 13, 2025, Commission Staff filed the direct testimony of Darryl Tietjen.

54 Application of CenterPoint Energy Houston Electric, LLC, for Authority to Change Rates, Docket No. 56211, Order (Mar. 13, 2025).

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14.	On August 19, 2025, CenterPoint Houston filed an agreement resolving the issues among CenterPoint Houston, Commission Staff, HCC, TCUC, and OPUC (the signatories). The only party that is not a signatory to the agreement, TEAM, does not oppose the agreement.

15.	On August 19, 2025, CenterPoint Houston filed the testimony of Patricia L. Martin in support of the agreement.

6.	Evidentiary Record

16.	In Order No. 7 filed on September 24, 2025, the ALJ admitted the following evidence into the record of this proceeding:

a.	CenterPoint Houston’s application, including all attachments, schedules, and supporting testimony filed on June 20, 2025;

b.	CenterPoint Houston’s affidavit of notice filed on July 11, 2025;

c.	the direct testimony of Darryl Tietjen, including all attachments, filed on August 13, 2025;

d.	the agreement, including all attachments, filed on August 19, 2025; and

e.	the testimony of Patricia L. Martin, including all attachments, filed on August 19, 2025; and

f.	Commission Staff’s response to Order No. 6 filed on August 22, 2025.

B.            Qualified Costs and Amount to be Securitized

1.	Identification and Amounts

17.	Qualified costs are defined in PURA § 36.403(d) to include 100% of an electric utility’s system restoration costs, including carrying costs at the electric utility’s weighted-average cost of capital as last approved in the utility’s general rate case (calculated using a pre-tax basis), net of any insurance proceeds, government grants, or other sources of funding that compensate the utility for system restoration costs received by the utility at the time it files an application for a financing order, together with the costs of issuing, supporting, and servicing system restoration bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of system restoration bonds.[55] Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions and costs associated with ancillary agreements such as any bond insurance policy, letter of credit, reserve account, surety bond, swap arrangement, hedging arrangement, liquidity or credit support arrangement or other financial arrangement entered into in connection with the issuance or payment of the system restoration bonds.

55 PURA § 36.403(d).

Docket No. 58252	Financing Order	Page 22 of 85

18.	The actual costs of issuing and supporting the system restoration bonds will not be known until the system restoration bonds are issued, and certain ongoing costs relating to the system restoration bonds may not be known until such costs are incurred. However, to satisfy the statutory obligation to ensure tangible and quantifiable benefits to customers, it is appropriate to limit the amount of certain up-front qualified costs that may be included in the principal amount of the system restoration bonds so that the sum of those up-front qualified costs does not exceed $9.6 million plus: (a) the cost of original-issue discount, credit enhancements and other arrangements to enhance marketability as discussed in Ordering Paragraphs 5 and 22, (b) rating agency fees, (c) United States Securities and Exchange Commission registration fees, (d) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by CenterPoint Houston to comply with the requests and recommendations of the Commission’s financial advisor, and (e) any costs incurred by CenterPoint Houston if this Financing Order is appealed. The amount of the up-front qualified costs must be shown in the issuance advice letter to ensure compliance with all statutory requirements.

2.	Accumulated Deferred Federal Income Taxes

19.	Accumulated deferred federal income taxes (ADFIT) associated with system restoration costs occurs because of the timing difference between the regulatory and tax treatment of the system restoration costs.

20.	CenterPoint Houston’s proposed Schedule ADFITC provides customers the benefits of a deferred tax liability recorded by CenterPoint Houston. CenterPoint Houston’s proposed Schedule ADFITC is subject to adjustment on each date that the system restoration charges are adjusted to: (a) correct any over-credit or under-credit of the amounts previously scheduled to be provided to customers, (b) reflect the amounts scheduled to be provided to customers during the period the adjusted ADFITC is to be effective, and (c) account for the effects, if any, on ADFIT of any insurance proceeds, government grants or other source of funding that compensate CenterPoint Houston for system restoration costs incurred. The adjustment must be made through a separate filing submitted by CenterPoint Houston at the same time as it submits the system restoration charge adjustment filing and using the same allocation factors and billing determinants as the system restoration charge adjustment filing.

Docket No. 58252	Financing Order	Page 23 of 85

3.	Balance to be Securitized

21.	It is appropriate that CenterPoint Houston be authorized to cause system restoration bonds to be issued in an aggregate principal amount equal to the Securitizable Balance at the time of issuance plus up-front qualified costs as described in Ordering Paragraphs 1 and 16. The Securitizable Balance to be securitized must be equal to the balance of distribution-related system restoration costs as determined in Docket No. 58028 plus Docket No. 58028 storms-related carrying costs using the rate approved in Docket No. 58028 through the date the system restoration bonds are issued, net of any insurance proceeds, government grants, and other sources of funding received by CenterPoint Houston at the time that the financing application was filed that compensate CenterPoint Houston for the distribution-related system restoration costs. In the issuance advice letter, CenterPoint Houston must update the amounts to reflect the Securitizable Balance on the date of issuance and the amount of up-front qualified costs.

22.	It is appropriate for CenterPoint Houston to recover the annual ongoing servicing fees and administration fees and the other annual fixed operating costs directly through system restoration charges. It is also appropriate to impose additional limits to ensure that the annual servicing fees incurred when CenterPoint Houston serves as servicer do not exceed 0.075% of the initial principal balance of the system restoration bonds and that the annual administration fees incurred under the administration agreement do not exceed $100,000 for each BondCo plus reimbursable third-party costs as shown in appendix C. In compliance with CenterPoint Houston’s prior securitizations, the annual servicing fee payable to any other servicer not affiliated with CenterPoint Houston will not exceed 0.60% of the initial principal amount of the system restoration bonds unless such higher rate is approved by the Commission. Ongoing qualified costs other than the servicer and administration fees charged by CenterPoint Houston when it serves as servicer and administrator will not be capped but are estimated in appendix C to this Financing Order. The servicing and administration fees collected by CenterPoint Houston, or any affiliate of CenterPoint Houston, acting as servicer or administrator under the servicing agreement or administration agreement, must be included as a revenue credit and reduce revenue requirements in each subsequent CenterPoint Houston base-rate case. The expenses incurred by CenterPoint Houston or such affiliate to perform obligations under the servicing agreement and should be included in each CenterPoint Houston base-rate case.

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4.	Issuance Advice Letter

23.	Because the actual structure and pricing of the system restoration bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the system restoration bonds and before issuance of the system restoration bonds, CenterPoint Houston will file with the Commission for each series of system restoration bonds issued, and no later than the end of the first business day after the pricing date for that series of system restoration bonds, an issuance advice letter. The issuance advice letter will include CenterPoint Houston’s best estimate of total up-front qualified costs for such issuance. The estimated total up-front qualified costs in the issuance advice letter may be included in the principal amount securitized. Within 60 days of issuance of the system restoration bonds, CenterPoint Houston must submit to the Commission a final accounting of the total up-front qualified costs, as described in Finding of Fact 24. The issuance advice letter will report the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued. CenterPoint Houston’s issuance advice letter must update the benefits analysis to verify that the final amount securitized satisfies the statutory financial tests. All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Financing Order and Schedule SRC. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

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24.	If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the Periodic Billing Requirement, defined below, for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned on the investment of such funds) and such unused funds (together with such interest) must be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, CenterPoint Houston may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint Houston’s rates for distribution service.

25.	CenterPoint Houston will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks before the expected date of commencement of marketing the system restoration bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff will provide CenterPoint Houston comments and recommendations regarding the adequacy of the information provided.

26.	The issuance advice letter must be submitted to the Commission not later than the end of the first business day after the pricing of the system restoration bonds. Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the requirements of PURA and of this Financing Order have been met. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order. CenterPoint Houston will provide notice to REPs of the rates associated with the initial system restoration charges as soon as practicable after submittal of the issuance advice letter to the Commission. CenterPoint Houston will also provide notice to REPs of the completion of the collection of revenues under this Financing Order as soon as practicable.

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27.	The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as appendix A, including the certification from CenterPoint Houston discussed in Findings of Fact 28 and 97, is necessary to ensure that any securitization actually undertaken by CenterPoint Houston complies with the terms of this Financing Order.

28.	The certification statement contained in CenterPoint Houston’s certification letter must be worded precisely as the statement in the form of the issuance advice letter approved by the Commission. Other aspects of the certification letter may be modified to describe the particulars of the system restoration bonds and the actions that were taken during the transaction.

5.	Tangible and Quantifiable Benefit

29.	The statutory requirements in PURA §§ 36.401 and 39.301 that direct the Commission to ensure that securitization provides tangible and quantifiable benefits to customers greater than would be achieved absent the issuance of system restoration bonds can only be determined using an economic analysis to account for the time value of money. An analysis that compares: (a) in the aggregate, over the expected life of the system restoration bonds, the present value of the revenue requirement associated with recovery of the Securitizable Balance through rates reflective of conventional utility financing, with (b) the present value of the revenue required under securitization, is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to customers.

30.	The financial analysis presented by CenterPoint Houston indicates that securitization of CenterPoint Houston’s estimate of the Securitizable Balance and other qualified costs as requested by CenterPoint Houston would result in $300,000 of tangible and quantifiable economic benefits to customers on a present value basis if the system restoration bonds are issued at an average weighted-average interest rate of 7.415% allowed by this Financing Order and with a 14-year expected life. Using the projected weighted-average interest rate of 5.020% and a 14-year expected life, the benefits of securitization would be $186.9 million on a present-value basis. These estimates use CenterPoint Houston’s estimate of the Securitizable Balance as of December 1, 2025 of $1,165.4 million, and assume that actual up-front and ongoing qualified costs will be as shown on appendix C to this Financing Order. The benefits for customers set forth in CenterPoint Houston’s evidence are fully indicative of the benefits customers will realize from the securitization approved in this Financing Order; however, the actual benefit to customers will depend upon market conditions on the date of issuance of the system restoration bonds, the actual scheduled maturity of the system restoration bonds, and the amount actually securitized. CenterPoint Houston will be required to provide an updated tangible and quantifiable benefits analysis in its issuance advice letter to verify that this statutory test is met.

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6.	Present Value Cap

31.	The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with conventional (i.e. nonsecuritized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the system restoration bonds.[56] An analysis presented by CenterPoint Houston demonstrates that the proposed securitization meets this requirement whether the system restoration bonds are assumed to bear interest at a weighted-average interest rate of 7.415%, at the projected weighted-average interest rate of 5.020%, or at other interest rates less than 7.415%. Using a 5.020% weighted-average interest rate, the present value of the revenue requirements would be $1,305.9 million. At the higher interest rate of 7.415%, the present value of the revenue requirements would be $1,187.6 million. These estimates use CenterPoint Houston’s estimate of the Securitizable Balance as of December 1, 2025, an expected life of 14 years, and assume that actual up-front and ongoing qualified costs will be as estimated on appendix C to this Financing Order. The benefits for customers set forth in CenterPoint Houston’s evidence are fully indicative of the benefits customers will realize from the securitization approved in this Financing Order; however, CenterPoint Houston will be required to provide an updated present value analysis in its issuance advice letter to verify that this statutory test is met.

56 See PURA § 39.301.

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7.	Total Amount of Revenue to be Recovered

32.	The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the life of the amounts that are securitized under this Financing Order, using conventional financing methods.[57] CenterPoint Houston’s analysis assumed that under conventional financing methods, the costs would be recovered over the life of the system restoration bonds (for purposes of its analysis, 14 years) with carrying costs equal to CenterPoint Houston’s pre-tax weighted-average cost of capital of 7.716%. The resulting total conventional revenues would be $1,374.5 million. If 14-year system restoration bonds are issued at a 5.020% weighted-average interest rate, CenterPoint Houston’s financial analysis indicates that the total amount of revenues to be collected under this Financing Order is expected to be $186.9 million less than the revenue requirement that would be recovered using conventional utility financing methods. Using the projected weighted-average interest rate of 5.020%, the benefits of securitization would be $264.5 million on a nominal basis. These estimates use CenterPoint Houston’s estimate of the Securitizable Balance as of December 1, 2025, an expected life of 14 years, and assume that actual up-front and ongoing qualified costs will be as estimated on appendix C to this Financing Order. The benefits for retail customers set forth in CenterPoint Houston’s evidence are fully indicative of the benefits customers will realize from the securitization approved in this Financing Order; however, CenterPoint Houston will be required to provide an updated total revenue analysis in its issuance advice letter to verify that this statutory test is met.

C.            Structure of the Proposed Securitization

1.	BondCo

33.	For purposes of this securitization, CenterPoint Houston will create one or more BondCos, special purpose securitization funding entities (each of which will be referred to as BondCo), each of which will be a Delaware limited liability company with CenterPoint Houston as its sole member. If more than one series of system restoration bonds are issued, CenterPoint Houston will create a separate BondCo for the issuance of a particular series of system restoration bonds and the rights, structure, and restrictions described in this Financing Order with respect to BondCo will be applicable to each such purchaser of system restoration property to the extent of the system restoration property sold to it and the system restoration bonds issued by it. BondCo will be formed for the limited purpose of acquiring system restoration property, issuing system restoration bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order. BondCo will not be permitted to engage in any other activities and will have no assets other than system restoration property and related assets to support its obligations under the system restoration bonds. Obligations relating to the system restoration bonds will be BondCo’s only significant liabilities. These restrictions on the activities of BondCo and restrictions on the ability of CenterPoint Houston to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of CenterPoint Houston. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the system restoration bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with CenterPoint Houston other than acting as independent manager for one or more other bankruptcy-remote subsidiaries of CenterPoint Houston or its affiliates. BondCo will not be permitted to amend the provisions of the organizational documents that relate to the bankruptcy remoteness of BondCo without the consent of the independent manager. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

57 See PURA § 39.303(a).

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34.	The initial capital of BondCo is expected to be not less than 0.5% of the initial principal amount of the system restoration bonds issued by BondCo. Funding of BondCo at this level is intended to protect the bankruptcy remoteness of BondCo. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the lowest system restoration bond charges possible.

35.	BondCo will issue one series of system restoration bonds consisting of one or more tranches. The aggregate amount of all tranches of all series of system restoration bonds issued under this Financing Order must not exceed the principal amount approved by this Financing Order. BondCo will pledge to the indenture trustee, as collateral for payment of the system restoration bonds, the system restoration property, including BondCo’s right to receive the system restoration charges as and when collected, and certain other collateral described in CenterPoint Houston’s application.

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36.	Concurrent with the issuance of any of the system restoration bonds, CenterPoint Houston will transfer to BondCo all of CenterPoint Houston’s rights under this Financing Order related to the amount of system restoration bonds BondCo is issuing, including rights to impose, collect, and receive system restoration charges approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale within the meaning of PURA § 39.308 and that such rights will become system restoration property concurrently with the sale to BondCo as provided in PURA § 39.304. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of CenterPoint Houston in the portion of the system restoration property arising under this Financing Order that is related to the amount of system restoration bonds BondCo is issuing.

37.	The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the system restoration charges. Therefore, the use and proposed structure of BondCo should be approved.

2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

38.	CenterPoint Houston requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the system restoration bonds if the benefits of such arrangements exceed their cost. CenterPoint Houston also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of qualified costs to be securitized. CenterPoint Houston should be permitted to recover the up-front and ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s designated representative and CenterPoint Houston agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of original issue discount, credit enhancements, or other arrangements is proposed by CenterPoint Houston, CenterPoint Houston must provide the Commission’s designated representative copies of all cost-benefit analyses performed by or for CenterPoint Houston that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

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39.	CenterPoint Houston’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that CenterPoint Houston certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed to by the Commission’s designated representative, as further described in Findings of Fact 90 through 93.

40.	In prior financing orders, the Commission determined that the costs and risks of interest-rate swap transactions outweighed the expected benefits and prohibited the use of interest-rate swaps.[58]

41.	Also in prior financing orders, the Commission determined that the use of floating-rate notes, notes denominated in foreign currencies, interest-rate hedges, and interest-rate swaps would not be expected to result in the lowest system restoration bond charges and would expose customers to higher risks and greater uncertainty about future costs. Accordingly, the Commission has determined that CenterPoint Houston should not be permitted to use floating-rate system restoration bonds, system restoration bonds denominated in foreign currencies, hedges, or interest-rate swaps in this securitization transaction.

3.	System Restoration Property

42.	Under PURA § 39.304(a), the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect, and receive the system restoration charges authorized in the financing order, are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of system restoration bonds, at which time they will become system restoration property.

58 E.g., Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14–15 (June 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 37200, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 4 (Jan. 12, 2012); Application of Entergy Texas Inc, for a Financing Order, Docket No. 52302, Order at 15 (Jan. 14, 2022).

Docket No. 58252	Financing Order	Page 32 of 85

43.	The rights to impose, collect, and receive the system restoration charges approved in this Financing Order along with the other rights arising under this Financing Order will become system restoration property upon the transfer of such rights by CenterPoint Houston to BondCo under PURA § 39.304. If system restoration bonds are issued in more than one series, then the system restoration property transferred as a result of each issuance must be only those rights associated with that portion of the total amount of system restoration property authorized to be securitized by this Financing Order which is securitized by such issuance. The rights to impose, collect and receive system restoration charges along with the other rights arising under this Financing Order as they relate to any portion of the total amount of system restoration property authorized to be securitized that remains unsecuritized must remain with CenterPoint Houston and must not become system restoration property unless and until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.

44.	System restoration property and all other collateral will be held and administered by the indenture trustee under the indenture, as described in CenterPoint Houston’s application. This proposal will help ensure the lowest system restoration bond charges and should be approved.

45.	Under PURA § 39.304(b), system restoration property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of system restoration charges depends on further acts of the utility or others that have not yet occurred.

Docket No. 58252	Financing Order	Page 33 of 85

4.	Servicer and the Servicing Agreement

46.	CenterPoint Houston will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. CenterPoint Houston will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission. Under the servicing agreement, the servicer is required, among other things, to impose and collect the applicable system restoration charges for the benefit and account of BondCo, to make the interim true-up adjustments of system restoration charges required or allowed by this Financing Order, and to account for and remit the applicable system restoration charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the system restoration bonds may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of system restoration bonds, must, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the system restoration bonds.

47.	The servicing agreement for this securitization must include a provision that CenterPoint Houston must indemnify the Commission (for the benefit of customers) in connection with any increase in servicing fees that become payable as a result of a default resulting from CenterPoint Houston’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the servicing agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or retail customer.

48.	The obligations to continue to provide service and to collect and account for system restoration charges will be binding upon CenterPoint Houston and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail customer taking service at distribution voltage within CenterPoint Houston’s service area as it existed on the date of this Financing Order, or that became a retail customer for electric services within such area after the date of this Financing Order, and is still located within such area, except as provided in Findings of Fact 71 and 72. Further, and to the extent REPs are responsible for imposing and billing system restoration charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be binding on all REPs that bill and collect system restoration charges from such retail customers, together with their successors and assigns. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

Docket No. 58252	Financing Order	Page 34 of 85

49.	In connection with the assignment, sale or transfer of the system restoration property created by this Financing Order to an assignee,[59] CenterPoint Houston will enter into a contract with that assignee that will require CenterPoint Houston to continue to operate its transmission and distribution system to provide electric services to CenterPoint Houston’s customers who receive service at distribution voltage. This provision does not prohibit CenterPoint Houston from selling, assigning, or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to CenterPoint Houston’s customers who receive service at distribution voltage.

50.	The provisions described in Findings of Fact 46 through 49 are reasonable, will reduce risk associated with the proposed securitization and will result in lower system restoration bond charges and greater benefits to customers and should be approved.

5.	Retail Electric Providers

51.	The servicer will bill the system restoration charges to the REP for each customer as it existed on the date of this Financing Order and the REP will collect the system restoration charges from its retail customers that are subject to the system restoration charges.

52.	Schedule SRC sets forth minimum billing and collection standards to apply to REPs that collect system restoration charges approved by this Financing Order from customers. The Commission finds that the REP standards set forth in Schedule SRC are appropriate and should be adopted.

59 The term assignee means any individual, corporation, or other legally recognized entity to which an interest in system restoration property is transferred, other than as security, including any assignee of that party. See PURA § 39.302(1).

Docket No. 58252	Financing Order	Page 35 of 85

53.	The REP standards set forth in Schedule SRC relate only to the billing and collection of system restoration charges authorized under this Financing Order, and do not apply to collection of any other non-bypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint Houston to have CenterPoint Houston bill and collect system restoration charges from the REP’s retail customers. REPs may contract with parties other than CenterPoint Houston to bill and collect system restoration charges from retail customers, but such parties must remain subject to these REP standards set forth in Schedule SRC. Upon adoption of any amendment to 16 Texas Administrative Code (TAC) § 25.108, the Commission Staff will open a proceeding to investigate the need to modify the REP standards in Schedule SRC to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.

54.	The REP standards are as follows:

a.            Rating, Deposit, and Related Requirements.

Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide to the indenture trustee (i) a deposit of two months’ maximum expected system-restoration-charge collections in the form of cash, (ii) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of system restoration charge collections in the event that the REP defaults in its payment obligations, or (iii) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee must be a beneficiary of any affiliate guarantee, surety bond, or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

Docket No. 58252	Financing Order	Page 36 of 85

b.            Loss of Rating.

If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below BBB- or Baa3 (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within ten business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in paragraph (e).

c.            Computation of Deposit

The computation of the size of a deposit required under paragraph (a) must be agreed upon by the servicer and the REP and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected system restoration charge collections. Within ten business days following such review, (1) the REP must remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer must instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in paragraph (e). REP cash deposits must be held by the indenture trustee, maintained in a segregated account, and invested in short-term high-quality investments, as permitted by the rating agencies rating the system restoration bonds. Investment earnings on REP cash deposits must be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the system restoration bonds unless otherwise utilized for the payment of the REP’s obligations for system restoration charges. Once the deposit is no longer required, the servicer must promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

Docket No. 58252	Financing Order	Page 37 of 85

d.            Payment of System Restoration Charges.

Payments of system restoration charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers. The servicer must accept payment by electronic funds transfer, wire transfer, check, or any combination thereof. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a ten-calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in paragraph (e). The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The current amount consists of the total unpaid system restoration charges existing on the 36th calendar day after billing by the servicer. Any and all such penalty payments will be made to the servicer to be applied against system restoration charge obligations. A REP must not be obligated to pay the overdue system restoration charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue system restoration charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP must not be assessed the 5% penalty upon such system restoration charges; however, the prior REP must not be relieved of the previously assessed penalties.

Docket No. 58252	Financing Order	Page 38 of 85

e.            Remedies Upon Default.

After the ten calendar-day grace period (the 45th calendar day after the billing date) referred to in paragraph (d), the servicer must have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid system restoration charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in paragraphs (b), (c), or (d) above must, subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy, select and implement one of the following options:

(i)	Allow the provider of last resort (POLR) or a qualified REP of the consumer’s choosing to immediately assume the responsibility for the billing and collection of system restoration charges;

(ii)	Immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the system restoration bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds; or

(iii)	Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay system restoration charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer must immediately implement option (i), subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in paragraphs (b), (c), and (d) above and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

Docket No. 58252	Financing Order	Page 39 of 85

f.	Interest of REPs (including the POLR) in Funds Held by Servicer.

Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer must be junior and subordinate to any and all rights of the indenture trustee or BondCo to such funds.

g.            Billing by Providers of Last Resort

The POLR appointed by the Commission must meet the minimum credit rating or deposit and credit support requirements described in paragraph (a) in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of system restoration charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP. Customers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges they have paid their REP (although future system restoration charges must reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP must not be required to comply with clauses (i), (ii), or (iii) of paragraph (e) above, unless the penalty is not paid within an additional 30 calendar days.

h.            Disputes.

In the event that a REP disputes any amount of billed system restoration charges, the REP must pay the disputed amount under protest according to the timelines detailed in paragraph (d). The REP and servicer must first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP must be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate. Disputes about the date of receipt of system restoration charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by the servicer on disputed amounts must not be recovered through system restoration charges if it is determined that the servicer’s claim to the funds is clearly unfounded. No interest must be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services under PURA § 39.107.

Docket No. 58252	Financing Order	Page 40 of 85

i.            Metering Data.

If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true-ups.

j.            Charge-Off Allowance.

The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage used by the REP to remit payments to the servicer in connection with the most recently established system restoration charges related to the system restoration bonds issued by CenterPoint Energy Restoration Bond Company II, LLC on September 17, 2025. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

(i)	The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing system restoration charges) have been written off.

Docket No. 58252	Financing Order	Page 41 of 85

(ii)	The REP’s recourse will be limited to a credit against future system restoration charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo, or BondCo’s funds for such payments.

(iii)	The REP must provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted system-restoration-charge rates for the next system-restoration-charge billing period and the REP’s rights to credits will not take effect until after such adjusted system-restoration-charge rates have been implemented.

k.            Service Termination.

In the event that the servicer is billing retail customers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer under applicable Commission rules. In the event that a REP or the POLR is billing customers for system restoration charges, the REP or POLR must have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use customer for non-payment in accordance with the applicable Commission rules.

55.	The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of system restoration charges resulting from this Financing Order, are reasonable, will lower risks associated with the collection of system restoration charges, and will result in lower system restoration bond charges and greater benefits to customers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of system restoration charges for which CenterPoint Houston acts as servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in Findings of Fact 53 and 54 should be approved.

Docket No. 58252	Financing Order	Page 42 of 85

6.	System Restoration Bonds

56.	BondCo will issue and sell system restoration bonds, which may be issued in one or more tranches. The legal final maturity date of the system restoration bonds will not exceed 15 years from the date of issuance. The legal final maturity date of the system restoration bonds and tranche thereof and amounts in each tranche will be finally determined by CenterPoint Houston and the Commission’s designated representative, consistent with market conditions and indications of the rating agencies, at the time the system restoration bonds are priced, but subject to ultimate Commission review through the issuance advice letter process. CenterPoint Houston will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning system restoration property arising under this Financing Order, or to cause the issuance of any system restoration bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order. BondCo will issue the system restoration bonds on or after the fifth business day after pricing of the system restoration bonds unless, before noon on the fourth business day following pricing of the system restoration bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

57.	The Commission finds that the proposed structure—providing for substantially levelized annual revenue requirements over the scheduled term of the system restoration bonds—is in the public interest and should be used. The approved structure is reasonable and should be approved, provided that the issuance advice letter demonstrates that all of the statutory financial requirements are met. This restriction is necessary to ensure that the stated economic benefits to customers materialize.

7.	Security for System Restoration Bonds

58.	The payment of the system restoration bonds and related system restoration charges authorized by this Financing Order is to be secured by the system restoration property created by this Financing Order and by certain other collateral as described in the application. The system restoration bonds will be issued under an indenture administered by the indenture trustee. The indenture will include provisions for a collection account, subaccounts for the collection and administration of the system restoration charges, and payment or funding of the principal and interest on the system restoration bonds and other costs, including fees and expenses, in connection with the system restoration bonds, as described in CenterPoint Houston’s application. In accordance with the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the system restoration bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

Docket No. 58252	Financing Order	Page 43 of 85

a.            The General Subaccount

59.	The indenture trustee will deposit the system-restoration-charge remittances that the servicer remits to the indenture trustee for the account of BondCo into the general subaccount. The indenture trustee will allocate or use all amounts in this subaccount on a periodic basis to pay expenses of BondCo, to pay principal and interest on the system restoration bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact 80), and otherwise in accordance with the terms of the indenture.

b.            The Capital Subaccount

60.	When system restoration bonds are issued, CenterPoint Houston will make a capital contribution to BondCo, which BondCo will deposit into the capital subaccount. The amount of the capital contribution is expected to be not less than 0.5% of the initial principal amount of the system restoration bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the system restoration bonds and all other components of the PPR. Any funds drawn from the capital subaccount to pay these amounts due to a shortfall in the system-restoration-charge remittances will be replenished through future system-restoration-charge remittances. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the PPR. If CenterPoint Houston is required to make a capital contribution in excess of 0.5% of the original principal amount of each series of bonds, CenterPoint Houston will be authorized to receive an aggregate amount equal to the sum of the (i) actual amounts earned from investments of the capital contribution (up to 0.5% of the original principal amount of the system restoration bonds) and (ii) an annual return at the authorized pre-tax return on equity established in CenterPoint Houston’s most recent base-rate case on the remainder of the capital contribution. The required revenue, if any, to provide the annual return at the pre-tax equity return established in CenterPoint Houston’s most recent base-rate case is an ongoing qualified cost. Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations that may be paid by use of system restoration charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to CenterPoint Houston. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

Docket No. 58252	Financing Order	Page 44 of 85

61.	The capital contribution to BondCo should be funded by CenterPoint Houston. To ensure that customers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the system restoration bonds should not be applied towards this capital contribution. Because CenterPoint Houston funds the capital subaccount, CenterPoint Houston should receive the investment earnings on that capital from time to time and should receive return of that capital after all system restoration bonds have been paid.

c.            The Excess Funds Subaccount

62.	The excess funds subaccount will hold any system-restoration-charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the system restoration bonds and to pay ongoing costs related to the system restoration bonds (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement (as defined in Finding of Fact 80) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and other ongoing costs relating to the system restoration bonds.

Docket No. 58252	Financing Order	Page 45 of 85

d.            Other Subaccounts

63.	Other credit enhancements in the form of subaccounts may be utilized for the securitization transaction provided that the Commission’s designated representative and CenterPoint Houston agree in advance that such enhancements provide benefits greater than their tangible and intangible costs.

8.	General Provisions

64.	The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the system restoration bonds and all other components of the PPR. If the amount of system restoration charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the system restoration bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the system restoration bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by CenterPoint Houston to its customers in accordance with PURA § 39.262(g).

Docket No. 58252	Financing Order	Page 46 of 85

65.	The use of a collection account and its subaccounts in the manner proposed by CenterPoint Houston is reasonable, will lower risks associated with the securitization and thus lower the costs to customers, and should, therefore, be approved.

9.	System Restoration Charges—Imposition and Collection, Non-bypassability, and Self-Generation

66.	CenterPoint Houston seeks authorization to impose on and collect from REPs, and from other entities which are required to bill, pay or collect system restoration charges under this Financing Order or the tariffs approved in this Financing Order, system restoration charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the system restoration bonds and ongoing costs related to the system restoration bonds).

67.	System restoration charges may be separately identified on bills presented to REPs and other entities obligated to pay or collect system restoration charges.

68.	If a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the system restoration charges and other fees and charges (including amounts billed and due in respect of system restoration charges associated with system restoration bonds issued under future financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees. This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

69.	The system restoration bonds may have a scheduled final payment date not to exceed 14 years from the date of issuance. However, amounts may still need to be recovered after the expiration of the scheduled final maturity date. CenterPoint Houston proposed that the system restoration charges related to a series of system restoration bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the system restoration bonds but that amounts due at or before the end of that period for system restoration charges allocable to the 15-year period may be collected after the conclusion of the 15-year period.

70.	PURA § 39.303(b) prohibits the recovery of system restoration charges for a period of time that exceeds 15 years. System restoration charges related to a series of system restoration bonds may not be collected for periods after 15 years from the date of issuance of that series of bonds. This restriction does not, however, prevent the collection of amounts due at the end of such 15-year period for system restoration charges allocable to such 15-year period.

Docket No. 58252	Financing Order	Page 47 of 85

71.	CenterPoint Houston, acting as servicer, and any subsequent servicer, will collect system restoration charges from REPs serving retail customers located within CenterPoint Houston’s certificated service area as it existed on the date this Financing Order is issued and from other entities which are required to bill, pay, or collect system restoration charges under this Financing Order or the tariffs approved hereby. A customer within such area may not avoid system restoration charges by switching to another electric utility, electric cooperative, or municipally-owned utility after the date this Financing Order is issued. PURA requires that any customers in a multiply-certificated service area will still be responsible for paying system restoration charges if they choose to switch to a different service provider on or after the date this Financing Order is issued.[60]

72.	A customer may not avoid the payment of system restoration charges by switching to new on-site generation. New on-site generation means electric generation capacity greater than ten megawatts capable of being lawfully delivered to a site without use of utility distribution or transmission facilities and which was not, on or before the date this Financing Order is issued, either: (a) a fully operational facility, or (b) a project supported by substantially complete filings for all necessary site-specific environmental permits under the rules of the Texas Commission on Environmental Quality.[61] If a customer commences taking energy from new on-site generation that materially reduces the customer’s use of energy delivered through CenterPoint Houston’s facilities, the customer will pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the customer by the applicable system restoration charges in effect for that month.[62] Any reduction equivalent to more than 12.5% of the customer’s annual average use of energy delivered through CenterPoint Houston’s facilities will be considered material for this purpose. Payments of the system restoration charges owed by such customers will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the customer through CenterPoint Houston’s facilities and any other charges applicable to self-generation.[63]

60 See PURA §§ 39.252(c), 39.306, and 36.404.

61 See PURA §§ 36.404, 39.252(b)(1), and 39.262(k).

62 See PURA §§ 36.404 and 39.252(b)(2).

Docket No. 58252	Financing Order	Page 48 of 85

73.	CenterPoint Houston’s proposal related to imposition and collection of system restoration charges is reasonable and is necessary to ensure collection of system restoration charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved. It is reasonable to approve the form of CenterPoint Houston’s Schedule SRC found in appendix B to this Financing Order and require that these tariff provisions be filed before any system restoration bonds are issued under this Financing Order.

10.	Allocation of Qualified Costs Between Retail Customers

74.	In Docket No. 58028, CenterPoint Houston’s system restoration costs were functionalized and allocated in the same manner the corresponding facilities and related expenses are functionalized and allocated in CenterPoint Houston’s current base-rates. Accordingly, CenterPoint Houston’s proposal to allocate the Periodic Billing Requirement, defined below, to the five classes of customers receiving distribution service using the allocation factors approved in Docket No. 57271[64] results in functionalization and allocation of costs in the same manner as corresponding facilities and related expenses are allocated in CenterPoint Houston’s current base-rates. These allocation percentages are referred to as the PBR Allocation Factor (PBRAF).

75.	Section 6 of Schedule SRC contains a series of formulas to adjust the class allocation factors if load losses within a given class or group of classes exceed specified thresholds. The formulas are substantively identical to those in transition charge Schedules TC, TC2, and TC3 approved in CenterPoint Houston’s prior securitizations.

63 Id.

64 Application of CenterPoint Energy Houston Electric, LLC For Determination of System Restoration Costs, Docket No. 57271, Order (Apr. 24, 2025).

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76.	The initial PBRAF for each system restoration charge class must be set out in the Schedule SRC filed with CenterPoint Houston’s issuance advice letter.

77.	New retail consumers will be assigned to the system restoration charge classes listed in Schedule SRC based on the definitions and procedures described in the applicable schedules of CenterPoint Houston’s tariff.

78.	The initial PBRAFs will remain in effect throughout the life of the system restoration bonds unless a modification is made in accordance with Section 6 of Schedule SRC.

79.	The method of calculating and adjusting PBRAFs as set forth in CenterPoint Houston’s application and Schedule SRC comply with the requirements of PURA § 36.403(g) and should be approved.

11.	True-Up of System Restoration Charges

80.	Under PURA § 39.307, the servicer of the system restoration bonds will make annual adjustments to the system restoration charges to:

a.	correct any undercollections or overcollections of system restoration charges, including without limitation any caused by REP defaults, during the preceding 12 months; and

b.	ensure the billing of system restoration charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest and any other amounts due in connection with the system restoration bonds (including but not limited to ongoing fees and expenses, amounts required to be deposited in or allocated to any collection account or subaccount, indenture trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required under the waterfall of payments described in the indenture) during the period for which such adjusted system restoration charges are to be in effect.

Such amounts are referred to as the Periodic Payment Requirement (PPR) and the amounts necessary to be billed to collect such PPR are referred to as the Periodic Billing Requirement (PBR). With respect to any series of system restoration bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the system restoration bonds of that series.

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81.	True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR and the amount of system restoration charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the PPR over the expected life of the system restoration bonds. To assure adequate system restoration charge revenues to fund the PPR and to avoid large overcollections and undercollections over time, the servicer will reconcile the system restoration charges using CenterPoint Houston’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses. The calculation of the system restoration charges will also reflect both a projection of uncollectible system restoration charges and a projection of payment lags between the billing and collection of system restoration charges based upon CenterPoint Houston’s and the REPs’ most recent experience regarding collection of system restoration charges.

82.	The servicer will make true-up adjustments in the following manner described in Section 8 of Schedule SRC. For the residential customer class it will:

a.	allocate the upcoming period’s PBR based on the PBRAFs approved in this Financing Order, including any undercollection or overcollection of system restoration charges, including, without limitation, any caused by REP defaults, from the preceding period, based on the PBRAFs determined in accordance with Schedule SRC approved in this Financing Order; and

b.	divide the amount assigned to the residential customer class in step (a) above by the appropriate forecasted billing units to determine the system restoration charge rate for the residential customer class for the upcoming period.

For each Non-residential SRC Group as defined in Schedule SRC, an adjustment factor will be computed by dividing (1) the amount assigned to the group in step (a) above by (2) the sum of the existing rates times the forecasted billing determinants for each class in the group. For each class in the group, the system restoration charge for the upcoming period will be the product of the existing system restoration charge times the adjustment factor for the group in which that class resides.

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12.	Interim True-Up

83.	In addition to annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the system restoration bonds to correct any forecasted undercollection of system restoration charges to assure timely payment of the system restoration bonds, including the replenishment of any funds drawn from the capital subaccount.

84.	In the event an interim true-up is necessary, the interim true-up adjustment should be filed on the fifteenth day of the current month for implementation in the first billing cycle of the following month.

13.	Adjustment to PBRAFs

85.	Schedule SRC contains detailed procedures for adjustment of PBRAFs to reflect load losses a system restoration charge class or group of system restoration charge classes may suffer.

86.	A proceeding for the purpose of approving an allocation factor adjustment should be conducted in the following manner:

a.	Any allocation factor adjustment will be made in conjunction with a standard, annual true-up. Any such adjustment will be filed with the Commission at least 90 days before the date of the proposed true-up adjustment will become effective. The filing will contain the proposed changes to the system restoration charge rates, justification for such changes as necessary to specifically address the causes of the adjustment and a statement of the proposed adjustment date.

b.	Concurrently with the filing with the Commission, the servicer will notify all parties to this docket of the filing of the proposed adjustment.

c.	The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the allocation adjustment under PURA § 39.003.

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The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order. In any true-up proceeding that involves the adjustment of the PBRAFs, all parties in the proceeding must have the right to challenge the reasonableness of the forecasts of billing determinants proposed as a basis for adjusting the PBRAFs. The Commission will issue a final order by the proposed adjustment date stated in the filing. In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes. Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

14.	Additional True-Up Provisions

87.	The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the system restoration charges. Except for the allocation adjustment described in Findings of Fact 85 and 86, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. Except for the allocation adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which must be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment, will be made in future true-up adjustment filings.

88.	The true-up procedures contained in Schedule SRC are reasonable and will reduce risks related to the system restoration bonds, resulting in lower system restoration bond charges and greater benefits to customers and should be approved.

89.	The broad-based nature of the true-up mechanism and the pledge of the State of Texas embodied in PURA § 39.310, along with the bankruptcy remoteness of BondCo and the collection account, will serve to minimize credit risk associated with the system restoration bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).

15.	Designated Representative

90.	To ensure, as required by PURA § 39.301, that the structuring and pricing of the system restoration bonds result in the lowest system-restoration-bond charges in compliance with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission or its designated representative, Mr. Darryl Tietjen, to have a decision-making role co-equal with CenterPoint Houston with respect to the structuring and pricing of the system restoration bonds and that all matters related to the structuring and pricing of the system restoration bonds must be determined through a joint decision of CenterPoint Houston and the Commission or its designated representative. The Commission’s primary goal is to ensure that the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges in compliance with market conditions and the terms of this Financing Order.

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91.	The Commission or its designated representative must have an opportunity to participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the system restoration bonds and must be provided timely information as necessary to allow it to participate in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the system restoration bonds to investors).

92.	The Commission or its designated representative may require a certificate from the bookrunning underwriters confirming that the structuring, marketing, and pricing of the system restoration bonds resulted in the lowest system restoration bond charges in compliance with market conditions at the time of pricing, the marketing plan, and the terms of this Financing Order.

93.	CenterPoint Houston stated that it expected the following transaction documents to be executed in connection with each series of system restoration bonds issued under this Financing Order and that it expected the form of each document to be in compliance with those used in its last securitization: Servicing Agreement, Administration Agreement, Base Indenture and Series Supplement, Amended and Restated Limited Liability Company Agreement, Sale Agreement, and Bill of Sale (in the form of exhibit A to the sale agreement). The Commission’s designated representative must be afforded an opportunity to review and comment on these documents before they are finalized. In compliance with the last securitization, CenterPoint Houston requested the right to amend the terms of these transaction documents; provided, however, that no amendment to any such agreement must increase ongoing qualified costs without the approval of the Commission.

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16.	Lowest System Restoration Bond Charges

94.	CenterPoint Houston has proposed a securitization transaction structure that is expected to include (but is not limited to):

a.	the use of BondCo as issuer of the system restoration bonds, limiting the risks to system restoration bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

b.	the right to impose and collect system restoration charges that are non-bypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, to assure the timely payment of the debt service and other ongoing qualified costs;

c.	additional collateral in the form of a collection account that includes a capital subaccount funded in cash in an amount not less than 0.5% of the initial principal amount of the system restoration bonds and other subaccounts resulting in greater certainty of timely payment of principal and interest to investors and that are in compliance with the Internal Revenue Service (IRS) requirements that must be met to receive the desired federal income tax treatment for the system restoration bond transaction;

d.	protection of system restoration bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the system restoration charges from existing or future retail customers;

e.	benefits for federal income tax purposes including: (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to Utility Holding, LLC (Utility Holding), a wholly owned subsidiary of CenterPoint Energy, or CenterPoint Energy and the future revenues under the system restoration charges being included in Utility Holding’s or CenterPoint Energy’s gross income under its usual method of accounting, (ii) the issuance of the system restoration bonds and the transfer of the proceeds of the system restoration bonds to CenterPoint Houston not resulting in gross income to Utility Holding or CenterPoint Energy, and (iii) the system restoration bonds constituting obligations of Utility Holding or CenterPoint Energy;

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f.	the system restoration bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, expected and legal final maturities, and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the system restoration bonds; and

g.	furnishing timely information to the Commission’s designated representative to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges in compliance with market conditions at the time of pricing and the terms of this Financing Order.

95.	CenterPoint Houston’s proposed securitization transaction structure is necessary to enable the system restoration bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the system restoration bonds will result in the lowest system restoration bond charges in compliance with market conditions at the time of pricing and the terms of this Financing Order, and ensures the greatest benefit to customers in compliance with market conditions and the terms of this Financing Order.

96.	To ensure that customers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed system restoration bond transaction will be in accordance with the standards set forth in PURA §§ 36.401, 36.403, 39.301 and 39.303, it is necessary that: (a) the issuance advice letter demonstrates that the transaction is expected to provide benefits to customers on both the total revenue (i.e., nominal) and present value bases when compared to collection of the Securitizable Balance through conventional financing; (b) the scheduled final payment date of the last tranche of system restoration bonds will not exceed 14 years from the date of issuance (although the legal final maturity of the system restoration bonds may extend to 15 years), (c) the amortization of the system restoration bonds is structured to be in accordance with Findings of Fact 56 and 57, and (d) CenterPoint Houston otherwise satisfies the requirements of this Financing Order.

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97.	To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for CenterPoint Houston, for each series of system restoration bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest system restoration bond charges in compliance with market conditions at the time that the system restoration bonds are priced and the terms (including the specified amortization pattern) of this Financing Order and, if additional credit enhancements or arrangements to enhance marketability were used, to certify that they are expected to provide benefits in excess of their cost as required by Findings of Fact 29 through 32 of this Financing Order.

D.            Use of Proceeds

98.	Upon the issuance of system restoration bonds, BondCo will use the net proceeds from the sale of the system restoration bonds (after payment of transaction costs) to pay to CenterPoint Houston the purchase price of the system restoration property.

99.	The net proceeds from the sale of the system restoration bonds (after payment of transaction costs) will be applied by CenterPoint Houston to reduce its recoverable system restoration costs. The proposed accounting entries will result in removal of the regulatory asset representing the distribution portion of recoverable system restoration costs from CenterPoint Houston’s books. The specific application of the proceeds will be determined by market conditions and CenterPoint Houston’s expected future expenditures at the time the proceeds are received. Although PURA § 36.401(a) authorizes the use of proceeds to refinance or retire utility debt or equity, specific application of the proceeds will depend on (a) the need to maintain a strong investment grade rating at CenterPoint Houston, (b) the need to remain in compliance with any financial covenants contained in CenterPoint Houston’s financing agreements, and (c) the need to maintain a debt to total capitalization ratio that is no greater than what the Commission has found to be prudent for a Texas electric transmission and distribution utility to maintain. Because several factors will not be known until after the proceeds are received, it is not prudent for CenterPoint Houston to decide the particular usage for the proceeds at this time.

E.            Informal Disposition

100.	More than 15 days have passed since the completion of notice provided in this docket.

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101.	CenterPoint Houston, Commission Staff, HCC, TCUC, TEAM, and OPUC are the only parties to this proceeding.

102.	No party requested a hearing and no hearing is needed.

103.	Commission Staff recommended approval of the application.

104.	This decision is not adverse to any party.

IV.            Conclusions of Law

The Commission makes the following conclusions of law.

1.	CenterPoint Houston is a public utility as defined in PURA § 11.004, and an electric utility as defined in PURA § 31.002(6).

2.	CenterPoint Houston is entitled to file an application for a Financing Order under PURA § 36.401.

3.	The Commission has authority over CenterPoint Houston’s application under PURA §§ 14.001, 32.001, 36.401–.406 and 39.303.

4.	The Commission has authority to approve this Financing Order under PURA chapter 36, subchapter I and chapter 39, subchapter G.

5.	Notice of CenterPoint Houston’s application was provided in compliance with the Administrative Procedure Act[65] and 16 TAC §§ 22.54 and 22.55.

6.	This proceeding does not constitute a major rate proceeding as defined by 16 TAC § 22.2.

7.	PURA chapter 36, subchapter I allows an electric utility to securitize its system restoration costs as determined in separate proceedings under that subchapter.

8.	BondCo will be an assignee as defined in PURA § 39.302(1) when an interest in the system restoration property created under this Financing Order is transferred, other than as security, to BondCo.

9.	The holders of the system restoration bonds and the indenture trustee will each be a financing party as defined in PURA § 39.302(3).

65 Tex. Gov’t Code §§ 2001.001–.903.

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10.	BondCo may issue system restoration bonds in accordance with this Financing Order.

11.	The securitization approved in this Financing Order results in the removal of the regulatory asset representing the distribution-related portion of system restoration costs from CenterPoint Houston’s books and satisfies the requirement of PURA § 36.401(a) dictating that the proceeds of the system restoration bonds must be used solely for the purposes of reducing the amount of recoverable system restoration costs, including the refinancing or retirement of utility debt or equity.

12.	The securitization approved in this Financing Order satisfies the requirement of PURA § 36.401(b)(2), mandating that the securitization provides tangible and quantifiable benefits to customers greater than would have been achieved absent the issuance of system restoration bonds. In compliance with fundamental financial principles, this requirement in PURA § 36.401 can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over the expected life of the system restoration bonds, the present value of the revenue requirement associated with use of conventional financing with the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to customers.

13.	PURA § 36.402(b) specifies that system restoration costs include carrying costs at the utility’s weighted average cost of capital as last approved by the Commission in a general rate proceeding from the date the system restoration costs were incurred until they are recovered. As a result, for purposes of the present value, nominal revenue, and other financial tests, it is necessary to compute the revenue requirements associated with non-securitized rates reflecting conventional utility financing using a pre-tax weighted average cost of capital of 7.716%, which is the weighted average cost of capital last approved in a CenterPoint Houston general rate proceeding.

14.	BondCo’s issuance of the system restoration bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA § 39.301 prescribing that the structuring and pricing of the system restoration bonds will result in the lowest system restoration bond charges in compliance with market conditions and the terms of this Financing Order.

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15.	The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA § 39.301.

16.	The securitization approved in this Financing Order satisfies the requirements of PURA § 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods and that this Financing Order be in accordance with the standards of PURA § 39.301.

17.	Under PURA §§ 36.401, 36.403, 39.301, and 39.303, the Commission has the ability to prohibit different financial options relating to the system restoration bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest system restoration bonds charges in compliance with market conditions.

18.	This Financing Order adequately details the amount to be recovered and the period over which CenterPoint Houston will be permitted to recover non-bypassable system restoration charges in accordance with the requirements of PURA §§ 36.403 and 36.404. System restoration charges related to a series of system restoration bonds may not be collected after 15 years from the date of issuance of that series of bonds. This provision does not preclude the servicer from recovering system restoration charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

19.	The method approved in this Financing Order for collecting and allocating the system restoration charges satisfies the requirements of PURA § 36.403(g).

20.	As provided in PURA § 39.303(d), this Financing Order, together with the system restoration charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA § 39.307, provided, however, that such irrevocability must not preclude the Commission from extending the deadline for issuance of system restoration bonds if requested to do so by CenterPoint Houston.

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21.	As provided in PURA § 39.304(a), the rights and interests of CenterPoint Houston or its successor under this Financing Order, including the right to impose, collect and receive the system restoration charges authorized in this Financing Order, are assignable and must become system restoration property when they are first transferred to BondCo.

22.	The rights, interests and property conveyed to BondCo in the system restoration property sale agreement and the related bill of sale, including the irrevocable right to impose, collect, and receive system restoration charges and the revenues and collections from system restoration charges are system restoration property within the meaning of PURA §§ 39.302(8) and 39.304.

23.	System restoration property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the system restoration charges depend on further acts by CenterPoint Houston or others that have not yet occurred, as provided by PURA § 39.304(b).

24.	All revenues and collections resulting from the system restoration charges will constitute proceeds only of the system restoration property arising from this Financing Order, as provided by PURA § 39.304(c).

25.	The bond proceeds may be used only for the purposes of reducing the amount of recoverable system restoration costs. PURA § 36.401(a) further authorizes, but does not require, the use of bond proceeds to refinance or retire utility debt or equity.

26.	Upon the transfer by CenterPoint Houston of system restoration property to a BondCo, the BondCo will have all of the rights, title and interest of CenterPoint Houston with respect to such system restoration property including the right to impose, collect, and receive the system restoration charges authorized by the Financing Order.

27.	The system restoration bonds issued under this Financing Order will be transition bonds within the meaning of PURA §§ 36.403(e) and 39.302(6), and the system restoration bonds and holders thereof are entitled to all of the protections provided under chapter 36, subchapter I and chapter 39, subchapter G of PURA.

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28.	Amounts that are required to be paid to the servicer as system restoration charges under this Financing Order or the tariffs approved hereby are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), and the amounts collected from retail customers with respect to such system restoration charges, are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), to the extent that such amounts are attributable to system restoration charges billed to the REPs by the servicer, whether or not such charges are set out as a separate line item on the retail customer’s bill.

29.	Any payment of system restoration charges by a customer to its REP, directly to the servicer, or to another entity responsible for collecting system restoration charges from customers under this Financing Order or the tariffs approved hereunder, will discharge the customer’s obligations in respect of that payment, but will not discharge the obligations of any REP or other entity responsible for collecting system restoration charges from retail customers under this Financing Order to remit such payments to the servicer of the system restoration bonds on behalf of the BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

30.	As provided in PURA § 39.305, the interests of an assignee, the holders of system restoration bonds, and the indenture trustee in system restoration property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by CenterPoint Houston or any other person or in connection with the bankruptcy of CenterPoint Houston or any other entity.

31.	The methodology approved in this Financing Order to true-up the system restoration charges satisfies the requirements of PURA §§ 36.401 and 39.307.

32.	If and when CenterPoint Houston transfers to the BondCo the right to impose, collect, and receive the system restoration charges and to issue the system restoration bonds, the servicer will be able to recover the system restoration charges associated with such system restoration property only for the benefit of the BondCo and the holders of the system restoration bonds in accordance with the servicing agreement.

33.	If and when CenterPoint Houston transfers its rights under this Financing Order to the BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA § 39.308, then, in accordance with that statutory provision, that transfer will be a true sale of an interest in system restoration property and not a secured transaction or other financing arrangement and title, legal and equitable, to the system restoration property will pass to the BondCo. As provided by PURA § 39.308, this true sale must apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest in the system restoration property, CenterPoint Houston’s role as the collector of system restoration charges relating to the system restoration property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

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34.	As provided in PURA § 39.309(b), a valid and enforceable lien and security interest in the system restoration property in favor of the holders of the system restoration bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the system restoration bonds or a trustee on their behalf in connection with the issuance of the system restoration bonds. The lien and security interest will attach automatically from the time value is received for the system restoration bonds and, on perfection through the filing of notice with the secretary of state in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d), will be a continuously perfected lien and security interest in the system restoration property and all proceeds of the system restoration property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

35.	As provided in PURA § 39.309(c), the transfer of an interest in system restoration property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d); provided, however, that if notice of the transfer has not been filed in accordance with this process within ten days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of CenterPoint Houston’s rights under this Financing Order will be a transfer of an interest in system restoration property for purposes of PURA § 39.309(c).

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36.	As provided in PURA § 39.309(e), the priority of a lien and security interest perfected in accordance with PURA § 39.309 will not be impaired by any later change in the system restoration charges under PURA § 39.307 or by the commingling of funds arising from system restoration charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party. To the extent that system restoration charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

37.	As provided in PURA § 39.309(e), if system restoration property is transferred to an assignee, any proceeds of the system restoration property will be treated as held in trust for the assignee.

38.	As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in the relevant system restoration property as if they were secured parties under chapter 9 of the Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the related system restoration charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest may apply.

39.	As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas, must order the sequestration and payment to those parties of revenues arising from the system restoration charges.

40.	As provided by PURA § 39.310, the system restoration bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

41.	Under PURA § 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and CenterPoint Houston, that it will not take or permit any action that would impair the value of system restoration property, or, except as permitted by PURA § 39.307, reduce, alter or impair the system restoration charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the system restoration bonds have been paid and performed in full. BondCo, in issuing system restoration bonds, is authorized under PURA § 39.310 and this Financing Order to include this pledge in any documentation relating to the system restoration bonds.

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42.	As provided in PURA § 39.311, transactions involving the transfer and ownership of the system restoration property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

43.	This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of CenterPoint Houston, its successors, or assignees.

44.	CenterPoint Houston retains sole discretion regarding whether or when to assign, sell, or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any system restoration bonds authorized by this Financing Order, subject to the right of the Commission, acting through its designated representative to participate in the structuring, pricing, and marketing of the system restoration bonds, and the Commission’s authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

45.	This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA §§ 36.405(g) and 39.303(f). The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the system restoration bonds or by the Commission’s review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

46.	This Financing Order meets the requirements for a financing order under chapter 36, subchapter I and chapter 39, subchapter G of PURA.

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47.	The true-up mechanism, and all other obligations of the State of Texas and the Commission set forth in this Financing Order, are direct, explicit, irrevocable, and unconditional upon issuance of the system restoration bonds and are legally enforceable against the State of Texas and the Commission in accordance with Texas law.

48.	The requirements for informal disposition under 16 TAC § 22.35 have been met in this proceeding.

V.            Ordering Paragraphs

In accordance with these findings of fact and conclusions of law, the Commission issues the following orders.

A.	Approval

1.	Authority to Securitize. CenterPoint Houston is authorized in accordance with this Financing Order to securitize and to cause the issuance of system restoration bonds with a principal amount equal to the sum of: (a) the Securitizable Balance at the time the system restoration bonds are issued, plus (b) up-front qualified costs, plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in Ordering Paragraphs 5 and 22, (ii) rating agency fees, (iii) United States Securities and Exchange Commission registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by CenterPoint Houston to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by CenterPoint Houston if this Financing Order is appealed; however, no component of the capped up-front qualified costs will be subject to an individual cap. The Securitizable Balance as of any given date is equal to the balance of distribution-related system restoration costs as determined in Docket No. 58028 plus Docket No. 58028 storms-related carrying costs through the date the system restoration bonds are issued and minus all insurance proceeds, government grants, and other sources of funding that have been received by CenterPoint Houston that compensate CenterPoint Houston for the distribution-related system restoration costs determined in Docket No. 58028. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the Periodic Billing Requirement for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned from the investment of such funds). If the final up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, CenterPoint Houston may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint Houston’s rates for service at distribution voltage.

Docket No. 58252	Financing Order	Page 66 of 85

2.	Accumulated Deferred Federal Income Taxes. CenterPoint Houston must calculate and place into effect, contemporaneous with the implementation of system restoration charges, Schedule ADFITC as described in Findings of Fact 19 and 20. Schedule ADFITC must be subject to adjustment, as necessary, to accurately reflect the amount of ADFIT benefit available over the period of the rider’s existence, through a filing submitted by CenterPoint Houston at the same time it submits its periodic system restoration charge true-up adjustment filings. Implementation and adjustment of Schedule ADFITC must use the same allocation factors and billing determinants as the system restoration charge implementation and true-up adjustment filings. The ADFIT benefits associated with such system restoration costs must not be applied to reduce the Securitizable Balance, nor may the ADFIT balance associated with such system restoration costs be used to reduce rate base in future proceedings. Schedule ADFITC and the obligation to provide the ADFIT must not be transferred to BondCo, must not be or become system restoration property as defined in PURA § 39.302(8) but must be and remain a separate unsecuritized rate credit of CenterPoint Houston.

3.	Recovery of System Restoration Charges. CenterPoint Houston must impose on, and the servicer must collect from, REPs serving all existing and future retail customers located within CenterPoint Houston’s certificated service area as it exists on the date of this Financing Order and take service at distribution voltage and other entities which, under the terms of this Financing Order or the tariffs approved hereby, are required to bill, pay or collect system restoration charges, as provided in this Financing Order, system restoration charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the system restoration bonds). REPs and other entities responsible for collecting system restoration charges from retail customers under this Financing Order must pay the system restoration charges billed to them whether or not they collect the system restoration charges from their retail customers.

Docket No. 58252	Financing Order	Page 67 of 85

4.	Provision of Information. CenterPoint Houston must take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision-making authority over the proposed securitization as provided in this Financing Order.

5.	Issuance Advice Letter. For each series of system restoration bonds issued, CenterPoint Houston must submit a draft issuance advice letter to Commission Staff for review not later than two weeks before the expected date of commencement of marketing the system restoration bonds. With the approval of the Commission’s designated representative, the actual date of the commencement of marketing may be a date other than the expected date. Within one week after receipt of the draft issuance advice letter, Commission Staff must provide CenterPoint Houston comments and recommendations regarding the adequacy of the information provided. Not later than the end of the first business day after the pricing of the system restoration bonds and before issuance of the system restoration bonds, CenterPoint Houston, in consultation with the Commission acting through its designated representative, must file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as appendix A to this Financing Order. As part of the issuance advice letter, CenterPoint Houston, through an officer of CenterPoint Houston, must provide a certification worded precisely as the statement in the Form of Issuance Advice Letter approved by the Commission. The issuance advice letter must be completed, must evidence the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued, and must certify to the Commission that the structure and pricing of that series of system restoration bonds result in the lowest system restoration bond charges in compliance with market conditions at the time that the system restoration bonds are priced and with the terms set out in this Financing Order. In addition, if original issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the issuance advice letter must include certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order. All amounts which require computation must be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Financing Order and Schedule SRC approved in this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter must be included with such letter. The Commission’s review of the issuance advice letter must be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this Financing Order, and the specific requirements that are contained in the issuance advice letter. The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements set forth above in this Financing Order. CenterPoint Houston will provide notice to REPs of the rates associated with the initial system restoration charges as soon as practicable after submittal of the issuance advice letter to the Commission.

Docket No. 58252	Financing Order	Page 68 of 85

6.	Approval of Tariffs. The form of Schedule SRC attached as appendix B to this order, and the form of Schedule ADFITC, attached as appendix D to this order, are approved. Before the issuance of any system restoration bonds under this Financing Order, CenterPoint Houston must file tariffs that conform to the form of the Schedule SRC tariff and the Schedule ADFITC tariff provisions attached to this Financing Order.

B.	System Restoration Charges

7.	Imposition and Collection. CenterPoint Houston is authorized to impose on, and the servicer is authorized to collect from, REPs serving all existing and future retail customers that are served at distribution voltage and are located within CenterPoint Houston’s certificated service area as it existed on the date this Financing Order is issued, and other entities which, under the terms of this Financing Order or the tariffs approved hereby are required to bill, pay or collect system restoration charges, system restoration charges in an amount sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirement (including payment of principal and interest on the system restoration bonds), as approved in this Financing Order. If there is a shortfall in payment of an amount billed, the amount paid must first be apportioned between the system restoration charges and other fees and charges (including future system restoration charges associated with system restoration bonds issued under future financing orders) other than late fees, and second, any remaining portion of the payment must be allocated to late fees.

Docket No. 58252	Financing Order	Page 69 of 85

8.	BondCo’s Rights and Remedies. Upon the transfer by CenterPoint Houston of the system restoration property to BondCo, BondCo must have all of the rights, title, and interest of CenterPoint Houston with respect to such system restoration property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the system restoration property. If system restoration bonds are issued in more than one series, then the system restoration property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized under this Financing Order which is securitized by such issuance. The rights to impose, collect and receive system restoration charges along with the other rights arising under this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized must remain with CenterPoint Houston and must not become system restoration property until transferred to the BondCo in connection with a subsequent issuance of system restoration bonds.

9.	Collector of System Restoration Charges. CenterPoint Houston or any subsequent servicer of the system restoration bonds must bill a consumer’s REP or other entity which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill, or collect system restoration charges, for the system restoration charges attributable to that customer. REPs and other entities responsible for collecting system restoration charges from retail customers under this Financing Order must pay the system restoration charges billed to them less the charge off allowance as provided in Finding of Fact 54(j) whether or not they collect the system restoration charges from their retail customers.

10.	Collection Period. The system restoration charges related to a series of system restoration bonds must be designed to be collected over the scheduled life of the system restoration bonds, which may not exceed 14 years. However, to the extent that any amounts are not recovered at the end of this period, CenterPoint Houston may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of system restoration bonds. Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to system restoration charges allocable to the 15-year period.

Docket No. 58252	Financing Order	Page 70 of 85

11.	Allocation. CenterPoint Houston must allocate the system restoration charges between retail customer classes in the manner described in this Financing Order and Schedule SRC.

12.	Non-bypassability. CenterPoint Houston and any other entity providing electric transmission or distribution services and any REP providing services to any retail customer within CenterPoint Houston’s certificated service area as it existed on the date this Financing Order is issued are entitled to collect and must remit, in accordance with this Financing Order, the system restoration charges from such retail customers, including certain customers in a multiply-certificated service area that switch service providers as described in Finding of Fact 71 and certain retail consumers that switch to certain new on-site generation as described in Finding of Fact 72, and such retail consumers are required to pay such system restoration charges. The Commission will ensure that such obligations are undertaken and performed by CenterPoint Houston, any other entity providing electric transmission or distribution services within CenterPoint Houston’s certificated service area as it exists on the date this Financing Order is issued and any REP providing services to any retail customer within such certificated service area.

13.	True-Ups. True-ups of the system restoration charges, including any required adjustments to PBRAFs, must be undertaken and conducted as described in Schedule SRC. The servicer must file the true-up adjustments in a compliance docket and must give notice of the filing to all parties in this docket. If system restoration bonds are issued in more than one series, then each series will be subject to separate true-up adjustments under PURA and this Financing Order, provided, however, that more than one series may be trued-up in a single proceeding.

14.	Ownership Notification. Any entity that bills system restoration charges to retail customers must, at least annually, provide written notification to each retail customer for which the entity bills system restoration charges that the system restoration charges are the property of BondCo and not of the entity issuing such bill.

Docket No. 58252	Financing Order	Page 71 of 85

C.	System Restoration Bonds

15.	Issuance. BondCo is authorized to issue system restoration bonds as specified in this Financing Order. The ongoing qualified costs described in appendix C may be recovered directly through the system restoration charges. The system restoration bonds must be denominated in United States dollars.

16.	Up-Front Qualified Costs. CenterPoint Houston may securitize up-front qualified costs in accordance with the terms of this Financing Order, which provide that the total amount for up-front qualified cost must not exceed $9.6 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in Ordering Paragraphs 5 and 22, (ii) rating agency fees, (iii) United States Securities and Exchange Commission registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by CenterPoint Houston to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by CenterPoint Houston if this Financing Order is appealed.

17.	Ongoing Qualified Costs. CenterPoint Houston may recover its actual ongoing qualified costs through its system restoration charges, subject to the caps on the servicing fees and administration fees (which are applicable as long as CenterPoint Houston serves as servicer or administrator, as applicable) set forth in Finding of Fact 21 and appendix C to this Financing Order. Ongoing qualified costs other than the servicing and administration fees of CenterPoint Houston as servicer and administrator are not capped by this Financing Order. Ongoing qualified costs also include an annual return at the authorized pre-tax return on equity determined in CenterPoint Houston’s most recent base-rate case on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in Finding of Fact 60. The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the system restoration bond issuance, any decision to issue the system restoration bonds in more than one series, and other information available at the time of submission of the issuance advice letter. As provided in Ordering Paragraph 28, a servicer, other than CenterPoint Houston, may collect a servicing fee higher than that set forth in appendix C to this Financing Order, if such higher fee is approved by the Commission and the indenture trustee.

Docket No. 58252	Financing Order	Page 72 of 85

18.	Refinancing. CenterPoint Houston or any assignee may apply for one or more new financing orders under PURA § 39.303(g).

19.	Collateral. All system restoration property and other collateral must be held and administered by the indenture trustee under the indenture as described in CenterPoint Houston’s application. BondCo must establish a collection account with the indenture trustee as described in the application and Findings of Fact 59 through 64. Upon payment of the principal amount of all system restoration bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, other than amounts in the capital subaccount, must be released by the indenture trustee to the servicer on behalf of BondCo. CenterPoint Houston must notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of customers.

20.	Distribution Following Repayment. Following repayment of the system restoration bonds authorized in this Financing Order and release of the funds held by the indenture trustee, the servicer, on behalf of BondCo, must distribute to REPs (and other entities responsible for collection of system restoration charges from retail customers), the final balance of the general, excess funds, and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid. The amounts must be distributed to each REP and other entity that paid Schedule SRC system restoration charges during the last 12 months that the Schedule SRC system restoration charges were in effect. BondCo or its successor in interest to the system restoration property must, to the extent the capital subaccount is not depleted below its original amount, also distribute to REPs (and other entities responsible for collection of system restoration charges from retail customers) any subsequently collected system restoration charges. The amount paid to each REP or other entity must be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total Schedule SRC system restoration charges paid by the REP or other entity during the last 12 months Schedule SRC charges were in effect and the denominator of which is the total Schedule SRC system restoration charges paid by all REPs and other entities responsible for collection of system restoration charges from customers during the last 12 months the Schedule SRC system restoration charges were in effect.

Docket No. 58252	Financing Order	Page 73 of 85

21.	Funding of Capital Subaccount. The capital contribution by CenterPoint Houston to BondCo to be deposited into the capital subaccount must, with respect to each series of system restoration bonds, be funded by CenterPoint Houston and not from the proceeds of the sale of system restoration bonds. Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, must be released to BondCo for payment to CenterPoint Houston. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

22.	Original Issue Discount and Credit Enhancement. CenterPoint Houston may provide original issue discount or provide for various forms of credit enhancement including letters of credit, overcollateralization subaccount or other reserve accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the system restoration bonds to the extent not prohibited by this Financing Order. The decision to use such arrangements to enhance credit or promote marketability must be made in conjunction with the Commission acting through its designated representative. CenterPoint Houston may not enter into an interest rate swap, currency hedge, or other hedging arrangement. CenterPoint Houston may include the costs of original issue discount, credit enhancements, or other arrangements to promote credit quality or marketability as qualified costs only if CenterPoint Houston certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed to by the Commission’s designated representative. CenterPoint Houston must not be required to enter into any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in qualified costs. CenterPoint Houston and the Commission’s designated representative must evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the tangible and quantifiable benefits test. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

Docket No. 58252	Financing Order	Page 74 of 85

23.	Annual Weighted Average Interest Rate of Bonds. The effective annual weighted-average interest rate of the system restoration bonds, excluding up-front and ongoing costs, must not exceed 7.415%.

24.	Life of Bonds. The legal final maturity date of the system restoration bonds authorized by this Financing Order must not exceed 15 years.

25.	Amortization Schedule. The Commission approves the amortization schedule, and the system restoration bonds must be structured to provide a system restoration charge that is designed to produce a substantially level annual revenue requirement over the expected life of the system restoration bonds.

26.	Commission Participation in Bond Issuance. The Commission, acting through its designated representative, must participate directly with CenterPoint Houston in negotiations regarding the structuring, pricing, and marketing of the system restoration bonds must have equal rights with CenterPoint Houston to approve or disapprove the proposed structuring, pricing, and marketing of the system restoration bonds. The Commission’s designated representative must have the right to participate fully and in advance regarding all aspects of the structuring, pricing, and marketing of the system restoration bonds (and all parties must be notified of the designated representative’s role), and must be provided timely information that is necessary to fulfill its obligation to the Commission. The Commission directs its designated representative to advise the Commission of any proposal that does not comply in any material respect with the criteria established in this Financing Order and to promptly inform CenterPoint Houston and the Commission of any items that, in the designated representative’s opinion, are not reasonable. Although this Financing Order is written in the context of an underwritten registered public offering, nothing herein must be construed to preclude issuance of the system restoration bonds through a competitive bid offering or private placement if CenterPoint Houston and the Commission’s designated representative agree that CenterPoint Houston should do so. The Commission’s designated representative must notify CenterPoint Houston and the Commission no later than 12:00 p.m. central standard time on the business day after the Commission’s receipt of the issuance advice letter for each series of system restoration bonds whether the structuring, marketing, and pricing of that series of system restoration bonds comply with the criteria established in this Financing Order.

Docket No. 58252	Financing Order	Page 75 of 85

27.	Use of BondCo. CenterPoint Houston must use BondCo, a special purpose securitization funding entity, as proposed in its application, in conjunction with the issuance of any system restoration bonds authorized under this Financing Order. BondCo must be funded by CenterPoint Houston with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that CenterPoint Houston would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo. CenterPoint Houston may create more than one BondCo in which event, the rights, structure, and restrictions described in this Financing Order with respect to BondCo would be applicable to each purchaser of system restoration property to the extent of the system restoration property sold to it and the system restoration bonds issued by it.

D.            Servicing

28.	Servicing Agreement. The Commission authorizes CenterPoint Houston to enter into a servicing agreement with BondCo and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the system restoration property, CenterPoint Houston is authorized to calculate, bill and collect for the account of BondCo, the system restoration charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the interim true-ups described in this Financing Order. The servicer must be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in appendix C, the annual servicing fee payable to CenterPoint Houston while it is serving as servicer (or to any other servicer affiliated with CenterPoint Houston) must not at any time exceed 0.075% of the initial principal amount of the system restoration bonds. The annual servicing fee payable to any other servicer not affiliated with CenterPoint Houston is required to not at any time exceed 0.6% of the initial principal amount of the system restoration bonds unless such higher rate is approved by the Commission under Ordering Paragraph 31. The servicing agreement for this securitization is required to also include a provision that CenterPoint Houston is required to indemnify the Commission (for the benefit of retail customers) in connection with any increase in servicing fees that become payable as a result of a default resulting from CenterPoint Houston’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the servicing agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or retail customer.

Docket No. 58252	Financing Order	Page 76 of 85

29.	Administration Agreement. The Commission authorizes CenterPoint Houston to enter into an administration agreement with each BondCo to provide the services covered by the administration agreements in CenterPoint Houston’s prior securitization transactions. The fee charged by CenterPoint Houston as administrator under that agreement must not exceed $100,000 per annum per BondCo plus reimbursable third-party costs.

30.	Servicing and Administration Agreement Revenues. The servicing and administration fees collected by CenterPoint Houston, or any affiliate of CenterPoint Houston, acting as either the servicer or the administrator under the servicing agreement or administration agreement, must be included as a revenue credit and reduce revenue requirements in each CenterPoint Houston base-rate case. The expenses incurred by CenterPoint Houston or such affiliate to perform obligations under the servicing agreement and the administration agreement must likewise be included as a cost of service in each CenterPoint Houston base-rate case.

31.	Replacement of CenterPoint Houston as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to CenterPoint Houston’s performance of its servicing functions with respect to the system restoration charges, the financing parties may replace CenterPoint Houston as the servicer in accordance with the terms of the servicing agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph 28, the replacement servicer must not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace CenterPoint Houston as the servicer in any of its servicing functions with respect to the system restoration charges and the system restoration property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the system restoration bonds to be suspended, withdrawn, or downgraded.

Docket No. 58252	Financing Order	Page 77 of 85

32.	Amendment of Agreements. The parties to the Servicing Agreement, Administration Agreement, Base Indenture, and System Restoration Property Sale Agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement may increase the ongoing qualified costs without the approval of the Commission. Any amendment that does not increase the ongoing qualified costs must be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs must be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs. The amendment must become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

33.	Collection Terms. The servicer must remit collections of the system restoration charges to BondCo or the indenture trustee for BondCo’s account in accordance with the terms of the servicing agreement.

34.	Contract to Provide Service. In connection with the assignment, sale or transfer of the system restoration property created by this Financing Order to an assignee, CenterPoint Houston must enter into a contract with that assignee that requires CenterPoint Houston to continue to operate its transmission and distribution system to provide electric services to CenterPoint Houston’s customers; provided, however, that this provision must not prohibit CenterPoint Houston from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such systems agree to continue operating the facilities to provide electric service to CenterPoint Houston’s customers.

35.	SEC Requirements. Each REP or other entity responsible for collecting system restoration charges from retail customers must furnish to BondCo or CenterPoint Houston or to any successor servicer information and documents necessary to enable BondCo or CenterPoint Houston or any successor to comply with their respective disclosure and reporting requirements, if any, with respect to the system restoration bonds under federal securities laws.

Docket No. 58252	Financing Order	Page 78 of 85

E.             Retail Electric Providers

36.	REP Billing and Credit Standards. The Commission approves the REP standards detailed in Finding of Fact 54. These proposed REP standards relate only to the billing and collection of system restoration charges authorized under this Financing Order, and do not apply to collection of any other non-bypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint Houston to have CenterPoint Houston bill and collect system restoration charges from retail customers. REPs may contract with parties other than CenterPoint Houston to bill and collect system restoration charges from retail customers, but such REPs must remain subject to these standards. Upon adoption of any amendment to the rules governing REP standards as set out in 16 TAC § 25.108, Commission Staff must initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the system restoration bonds will determine that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds. Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds. The servicer of the system restoration bonds must also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

37.	System Restoration Charge Remittance Procedures. System restoration charges must be billed and collected in accordance with the REP standards adopted by this Financing Order. REPs must be subject to penalties as provided in these standards. A REP must not be obligated to pay the overdue system restoration charges of another REP whose customers it agrees to serve.

Docket No. 58252	Financing Order	Page 79 of 85

38.	Remedies upon REP Default. A servicer of system restoration bonds must have the remedies provided in the REP standards adopted by this Financing Order. If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the REP is required to allow the POLR or a qualified REP of the consumer’s choosing to immediately assume the responsibility for the billing and collection of system restoration charges in the manner and for the time provided in the REP standards.

39.	Billing by POLRs. Every POLR appointed by the Commission must comply with the minimum credit rating or deposit or credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission. If the POLR defaults or is not eligible to provide billing and collection services, the servicer must immediately assume responsibility for billing and collection of system restoration charges and continue to meet this obligation until a new POLR can be named by the Commission or the customer requests the services of a REP in good standing. Retail customers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges the customers have previously paid to their REP.

40.	Disputes. Disputes between a REP and a servicer regarding any amount of billed system restoration charges must be resolved in the manner provided by the REP standards adopted by this Financing Order.

41.	Metering Data. If the servicer is providing metering services to a REP’s retail customers, then metering data must be provided to the REP at the same time as the billing. If the servicer is not providing metering services, the entity providing metering services must comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data for the servicer to meet its obligations under the servicing agreement and this Financing Order.

Docket No. 58252	Financing Order	Page 80 of 85

42.	Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

43.	Service Termination. In the event that the servicer is billing retail customers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer under applicable Commission rules. In the event that a REP or the POLR is billing retail customers for system restoration charges, the REP or POLR must have the right to transfer the consumer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and in accordance with terms and limitations of the applicable Commission rules.

F.             Structure of the Securitization

44.	Structure. CenterPoint Houston must structure the securitization as proposed in CenterPoint Houston’s application. This structure must be in accordance with Findings of Fact 94 through 97.

G.            Use of Proceeds

45.	Use of Proceeds. Upon the issuance of system restoration bonds, BondCo must pay the net proceeds from the sale of the system restoration bonds (after payment of transaction costs) to CenterPoint Houston for the purchase price of the system restoration property. CenterPoint Houston will apply these net proceeds to reduce recoverable system restoration costs.

H.            Miscellaneous Provisions

46.	Continuing Issuance Right. CenterPoint Houston has the continuing irrevocable right to cause the issuance of system restoration bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; or (ii) the date on which any other regulatory approvals necessary to issue the system restoration bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period must automatically be extended to a date which is not less than 90 days after the date such disruption ends.

Docket No. 58252	Financing Order	Page 81 of 85

47.	Internal Revenue Service Private Letter or Other Rulings. CenterPoint Houston is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, CenterPoint Houston must promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed securitization transaction, the system restoration bonds or any other matter related thereto. CenterPoint Houston must also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Financing Order.

48.	Binding on Successors. This Financing Order, together with the system restoration charges authorized in it, must be binding on CenterPoint Houston and any successor to CenterPoint Houston that provides transmission and distribution service directly to retail consumers in CenterPoint Houston’s certificated service area as it existed on the date of this Financing Order, and any other entity that provides transmission or distribution services to retail consumers within that service area, and any successor to such other entity. This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within CenterPoint Houston’s certificated service area, any other entity responsible for billing and collecting system restoration charges on behalf of BondCo, and any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

49.	Flexibility. Subject to compliance with the requirements of this Financing Order, CenterPoint Houston and BondCo must be afforded flexibility in establishing the terms and conditions of the system restoration bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, other financing costs, and the ability of CenterPoint Houston, at its option, to cause one or more series of system restoration bonds to be issued or to create more than one BondCo for purposes of issuing such system restoration bonds.

Docket No. 58252	Financing Order	Page 82 of 85

50.	Effectiveness of Order. This Financing Order is effective upon issuance and is not subject to rehearing by the Commission. Notwithstanding the foregoing, no system restoration property must be created hereunder, and CenterPoint Houston must not be authorized to impose, collect, and receive system restoration charges, until concurrently with the transfer of CenterPoint Houston’s rights hereunder to BondCo in conjunction with the issuance of the system restoration bonds.

51.	Regulatory Approvals. All regulatory approvals within the authority of the Commission that are necessary for the securitization of the system restoration charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

52.	Payment of Commission’s Costs for Professional Services. In accordance with PURA §§ 36.403(d)(1) and 39.302(4), CenterPoint Houston must pay the costs to the Commission of acquiring professional services for the purpose of evaluating CenterPoint Houston’s proposed securitization transaction, including, but not limited to, the Commission’s outside attorneys’ fees in the amounts specified in this Financing Order no later than 30 days after the issuance of any system restoration bonds. Such fees constitute upfront qualified costs and CenterPoint Houston may be reimbursed for any payments made in accordance with this paragraph by BondCo.

53.	Compliance with PURA § 36.402(c). If CenterPoint Houston receives insurance proceeds, governmental grants, or any other source of funding not reflected in the Securitizable Balance to compensate it for system restoration costs or the Commission determines that the actual costs incurred are less than estimated costs, if any, included in the Securitizable Balance, the Commission will take such amounts into account as required by PURA § 36.402(c). Such amounts must accrue interest as provided in PURA § 36.402(e). Any adjustment to reflect such amounts may not affect the stream of revenue available to service the system restoration bonds. A REP is required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this paragraph.

Docket No. 58252	Financing Order	Page 83 of 85

54.	Effect of Appeal of Docket No. 58028. If the amount of system restoration costs approved in Docket No. 58028 is subject to judicial review at the time of issuance of the system restoration bonds, CenterPoint Houston must adjust its rates, other than system restoration charges, or provide credits, other than credits to system restoration charges, in a manner that will refund over the remaining life of the system restoration bonds any overpayments resulting from securitization of amounts in excess of the amount resulting from a final determination of the system restoration costs. The adjustment mechanism may not affect the stream of revenue available to service the system restoration bonds. An adjustment may not be made under this paragraph until all appellate reviews, including, if applicable, appellate reviews following a Commission decision on remand of its original orders, have been completed. A REP is required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this paragraph.

55.	Effect. This Financing Order constitutes a legal financing order for CenterPoint Houston under chapter 36, subchapter I and chapter 39, subchapter G of PURA. The Commission finds this Financing Order complies with the provisions of chapter 36, subchapter I and chapter 39, subchapter G of PURA. A financing order gives rise to rights, interests, obligations and duties as expressed in chapter 36, subchapter I and chapter 39, subchapter G of PURA. It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. CenterPoint Houston and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

56.	Further Commission Action. The Commission guarantees that it will act under this Financing Order as expressly authorized by PURA to ensure that expected system restoration charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the system restoration bonds issued under this Financing Order and other costs, including fees and expenses, in connection with the system restoration bonds.

Docket No. 58252	Financing Order	Page 84 of 85

57.	Not Binding Precedent. Entry of this Financing Order does not indicate the Commission’s endorsement or approval of any principle or methodology that may underlie the Agreement. Entry of this Financing Order is required to not be regarded as a binding holding or precedent as to the appropriateness of any principle underlying the Agreement.

58.	All Other Motions Denied. The Commission denies all other motions and any other requests for general or specific relief that have not been expressly granted.

Docket No. 58252	Financing Order	Page 85 of 85

Signed at Austin, Texas on the 23rd day of October 2025.

PUBLIC UTILITY COMMISSION OF TEXAS

/s/ Thomas J. Gleeson
THOMAS J. GLEESON, CHAIRMAN

/s/ Kathleen Jackson
KATHLEEN JACKSON, COMMISSIONER

/s/ Courtney K. Hjaltman
COURTNEY K. HJALTMAN, COMMISSIONER

Appendix A Page 1 of 16 FORM OF ISSUANCE ADVICE LETTER day, ,2025 DOCKET NO. 58252 THE PUBLIC UTILITY COMMISSION OF TEXAS SUBJECT: ISSUANCE ADVICE LETTER FOR SYSTEM RESTORATION BONDS Pursuant to the Financing Order adopted in Application of CenterPoint Energy Houston Electric , LLC for a Financing Order , Docket No . 58252 ( the " Financing Order "), CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC ("Applicant") hereby submits, no later than the end of the first business day after the pricing date of this series of System Restoration Bonds, the information referenced below. This Issuance Advice Letter is for the System Restoration Bonds, tranches A-1 thru A-3. Any capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order. PURPOSE This filing establishes the following: (a) the total amount of Qualified Costs being securitized; (b) confirmation of compliance with issuance standards; (c) the actual terms and structure of the System Restoration Bonds being issued; (d) the initial System Restoration Charge for retail users; and (e) the identification of the BondCo. OUALIFIED COSTS BEING SECURITIZED The total amount of Qualified Costs being securitized (the "Securitized Qualified Costs") is presented in Attachment 1.

Appendix A Page 2 of 16 COMPLIANCE WITH ISSUANCE STANDARDS The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the System Restoration Bonds result in compliance with the standards set forth in the Financing Order. These standards are: 1. The securitization of Qualified Costs will provide tangible and quantifiable benefits to ratepayers, greater than would be achieved absent the issuance of the System Restoration Bonds (See Attachment 2, Schedule D); 2. The amount securitized will not exceed the present value of the conventional revenue requirement over the li fe of the System Restoration Bonds associated with the Securitized Qualified Costs when the present value calculation is made using a discount rate equal to the proposed interest rate on the System Restoration Bonds (See Attachment 2, Schedule D); 3. The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2, Schedules C and D); 4. The System Restoration Bonds will be issued in one or more series, comprised of one or more tranches, having scheduled final payment dates of no more than 14 years from the date of issuance of such series and legal final maturities not exceeding 15 years from the date of issuance of such series (See Attachment 2, Schedule A); 5. The System Restoration Bonds may be issued with an original issue discount, additional credit enhancement, or arrangements to enhance marketability provided that the Applicant certifies that the original issue discount is reasonably expected to provide benefits greater than its cost; and 6. The structuring and pricing of the System Restoration Bonds is certified by the Applicant to result in the lowest System Restoration Charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).

Appendix A Page 3 of 16 ACTUAL TERMS OF ISSUANCE System Restoration Bond Series: System Restoration Bond Issuer: [BondCo] Trustee: Closing Date: ,2025 Bond Ratings: Moody's Aaa, S&P AAA Amount Issued $ System Restoration Bond Up-Front Qualified Costs: See Attachment 1, Schedule B. System Restoration Bond Ongoing Qualified Costs: See Attachment 2, Schedule B. Expected Tranche Coupon Tranche Weighted Rate Size Average Life Expected Legal Final Final Payment Maturity A - 1% $ yrs Il A - 2% $ yrs 1 1 A - 3% $ yrs 2 - 1 - - ll Effective Annual Weighted Average Interest Rate ofthe System Restoration Bonds: Li fe of Series: Weighted Average Life of Series: Call provisions (including premium, if any): Target Amortization Schedule: Target Final Payment Dates: Legal Final Maturity Dates: Payments to Investors: % years years Attachment 2, Schedule A Attachment 2, Schedule A Attachment 2, Schedule A Semiannually Beginning ,20 Initial annual Servicing Fee as a percent ofthe original System Restoration Bond principal balance: 0.075%

Appendix A Page 4 of 16 INITIAL SYSTEM RESTORATION CHARGE Table I below shows the current assumptions for each of the variables used in the calculation of the initial System Restoration Charges. TABLE I Input Values for Initial System Restoration Charges Applicable period: from to Forecasted retail kWh/kVA sales for the applicable Residential; kWh period: Secondary<= 10; kWh Secondary > 10; kVA Primary; kVA Lighting; kWh System Restoration Bond debt service for the applicable period: $ Percent of billed amounts expected to be charged-off: Forecasted % of Billing Paid in the Applicable Period: Forecasted retail kWh/kW sales billed and collected for the applicable period: Forecasted annual ongoing transaction expenses (Excluding System Restoration Bond principal and interest): $ Initial System Restoration Bond outstanding balance: $ 1.9946% % Target System Restoration Bond outstanding balance asof / / : $ Total Periodic Billing Requirement for applicable period: $ Allocation of the PBR among customer classes: See Attachment 3.

Appendix A Page 5 of 16 Based on the foregoing, the initial System Restoration Charges calculated for retail users are as follows: TABLE II Rate Class Initial System Restoration Charge Residential $ /kWh Secondary <= 10 kVA $ /kWh Secondary > 10 kVA $ /Per Billing kVA Primary Service $ /Per Billing kVA Lighting Services $/kWh IDENTIFICATION OF SPE The owner ofthe System Restoration Property will be: EFFECTIVE DATE [BondCo]. ln accordance with the Financing Order, the System Restoration Charge shall be automatically effective upon the Applicant's receipt of payment in the amount of $ ' from [BondCo], following Applicant's execution and delivery to [BondCo] of the Bill of Sale transferring Applicant's rights and interests under the Financing Order and other rights and interests that will become System Restoration Property upon transfer to [BondCo] as described in the Financing Order. ' The total securitized qualified costs less the sum of up-front qualified costs and original issue discount of $

Appendix A Page 6 of 16 NOTICE Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant's corporate headquarters. AUTHORIZED OFFICER The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behal f of Applicant. Respectfully submitted, CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC By: Name: Title:

Appendix A Page 7 of 16 ATTACHMENT 1 SCHEDULE A CALCULATION OF SECURITIZED OUALIFIED COSTS Securitizable balance to be securitized $ Up-front Qualified Costs $ TOTAL SECURITIZED QUALIFIED COSTS $

Appendix A Page 8 of 16 ATTACHMENT 1 SCHEDULE B ESTIMATED UP-FRONT OUALIFIED COSTS Legal Fees (Company, Issuer, and Underwriter) $ Accountant' s Fees $ Trustee's/Trustee Counsel's Fees and Expenses $ Servicer's Set-up Costs $ Printing/Edgarizing Expenses $ Company Financial Advisor Fees & Expenses $ BondCo Setup Costs $ Company's Non-Legal Securitization Proceeding Costs & Expenses $ Company's Miscellaneous Administrative Costs $ Underwriter's Fees $ Subtotal Capped Up-Front Qualified Costs $ $ Uncapped Up-Front Costs Commission's Financial Advisor's Fees & Expenses $ Legal Fees & Expenses for Counsel to the Commission's Advisor $ Original Issue Discount $ Cost of Other Credit Enhancements Rounding/Contingency $ Rating Agency Fees $ SEC Registration Fee TOTAL UP-FRONT QUALIFIED COSTS SECURITIZED $ Note: Certain costs are subject to an aggregate cap set forth in the Financing Order. Differences that result from the Estimated Up-front Qualified Costs securitized being more than the actual up-front costs incurred will be resolved through the true-up process described in the Financing Order. Differences that result from the Estimated Up-front Qualified Costs securitized being less than the actual up-front costs incurred may be resolved in a future proceeding as described in the Financing Order, provided that the total amount of capped costs may not be recovered in excess of the aggregate cap.

Appendix A
Page 9 of 16

ATTACHMENT 2
SCHEDULE A
SYSTEM RESTORATION BOND REVENUE REQUIREMENT INFORMATION

SERIES ___, TRANCHE ___				
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$			
/ /		$	$	$
/ /				
/ /				
/ /				
/ /				

SERIES ___, TRANCHE ___				
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$			
/ /		$	$	$
/ /				
/ /				
/ /				
/ /				

SERIES ___, TRANCHE ___				
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$			
/ /		$	$	$
/ /				
/ /				
/ /				
/ /				

Legal Final Maturity:

Tranche A-1 [DATE]
Tranche A-2 [DATE]
Tranche A-3 [DATE]

Appendix A Page 10 of 16 ATTACHMENT 2 SCHEDULE B ONGOING QUALIFIED COSTS ANNUAL AMOUNT Ongoing Servicer Fees Fee (CenterPoint Houston as $ Servicer) (0.075% of initial System Restoration Bond principal amount) Administration Fees $ Accountants Fees $ Legal Fees/Expenses for Company's/Issuer's Counsel $ Trustee's/Trustee's Counsel Fees & Expenses $ Independent Manager's Fees $ Rating Agency Fees $ Printing/Edgarization Expenses $ Miscellaneous $ TOTAL PROJECTED ONGOING QUALIFIED $ COSTS (with CenterPoint Houston as Servicer) Ongoing Servicers Fee (Third Party as Servicer) (0.60% of $ principal amount) TOTAL PROJECTED ONGOING QUALIFIED $ COSTS (Third Party as Servicer) Note: Certain of the Ongoing Qualified Costs are subject to caps set forth in the Financing Order. The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the System Restoration Bonds. System Restoration Charges will be adjusted at least annually to renect any changes in Ongoing Qualified Costs through the true-up process described in the Financing Order.

Appendix A
Page 11 of 16

ATTACHMENT 2
SCHEDULE C
CALCULATION OF SYSTEM RESTORATION CHARGES

Year	System Restoration Bond Payments[2]	Ongoing Qualified Costs[3]	Total Nominal System Restoration Charge Requirement[4]	Present Value of System Restoration Charges[5]
1	$	$	$	$
2	$	$	$	$
3	$	$	$	$
4	$	$	$	$
5	$	$	$	$
6	$	$	$	$
7	$	$	$	$
8	$	$	$	$
9	$	$	$	$
10	$	$	$	$
11	$	$	$	$
12	$	$	$	$
13	$	$	$	$
14	$	$	$	$
Total	$	$	$	$

[2] From Attachment 2, Schedule A.

[3] From Attachment 2, Schedule B.

[4] Sum of System Restoration Bond payments and ongoing qualified costs.

[5] The discount rate used is the weighted average effective annual interest rate of the System Restoration Bonds.

Appendix A Page 12 of 16 ATTACHMENT 2 SCHEDULE D COMPLIANCE WITH SUBCHAPTER G OF THE UTILITIES CODE Tangible & Quantifiable Benefits and Revenue Requirements Tests:6 Conventional Seeuritization Financing Financing7 Savings/(Cost) of Securitization Financing Nominal $ million $ million $ million Present Value $ million $ million $ million 6 Calculated in accordance with the methodology cited in the Financing Order. 7 From Attachment 2, Schedule C.

Appendix A Page 13 of 16 ATTACHMENT 3 INITIAL ALLOCATION OF COSTS TO SRC CLASSES (1) (2) (3) (4) (5) (6) SRC Class Allocation Periodic Billing Forecasted SRC Charge Factors8 Billing Requirement Billing Requirement per SRC Determinants Class Residential % $ $ $ /kWh Secondary %$$ $ /kWh <= 10 kVA Secondary > % $ $ $ /Billing 10 kVA kVA Primary %$$ $ /Billing Service kVA Lighting %$$ $ /kWh Services 100.00% $ $ 8 Determined in accordance with the methodology set forth in the Financing Order.

Appendix A
Page 14 of 16

ATTACHMENT 4
FORM OF APPLICANT'S CERTIFICATION

[CenterPoint Houston Letterhead]

Date: ____________, 2025

Public Utility Commission of Texas
1701 N. Congress Ave.
P.O. Box 13362
Austin, TX 78711-3326

[Commission's Financial Advisor]

RE: *Application of CenterPoint Energy Houston Electric, LLC for a Financing Order*, Docket No. ____________

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC (the "Applicant") submits this Certification pursuant to Ordering Paragraph No. __ of the Financing Order in *Application of CenterPoint Energy Houston Electric, LLC Inc. for a Financing Order*, Docket No. ________ (the "Financing Order"). All capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated __________________________, 2025, the Applicant has set forth the following particulars of the System Restoration Bonds:

Name of System Restoration Bonds: ___________________________
SPE: [BondCo]
Closing Date: ________________
Amount Issued: $_____________________
Expected Amortization Schedule: See Attachment 2, Schedule A to the Issuance Advice Letter
Distributions to Investors [e.g., quarterly or semi-annually]:
Weighted Average Coupon Rate: ________%
Weighted Average Yield:[9] _______%

[9] The internal rate of return calculated including all up-front and ongoing costs.

Appendix A Page 15 of 16 The following actions were taken in connection with the design, marketing, structuring and pricing of the bonds: • Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount. • Registered the System Restoration Bonds with the U.S. Securities and Exchange Commission to facilitate greater liquidity. • Achieved preliminary Aaa/AAA ratings from two major rating agencies with final Aaa/AAA ratings as a condition of closing. • Worked with the Commission's designated representative(s) to select underwriters that have relevant experience and execution capability. • Provided the term sheet and preliminary prospectus by e-mail to prospective investors. • Allowed sufficient time for investors to review the term sheet and preliminary prospectus and to ask questions regarding the transaction. • Arranged for the issuance of rating agency pre-sale reports during the marketing period. • During the period that the System Restoration Bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing. • Had multiple conversations with all of the members of the underwriting team before and during the marketing phase in which we stressed the requirements of the Financing Order. • Developed and implemented a marketing plan designed to give each of the underwriters incentive to aggressively market the System Restoration Bonds to their customers and to reach out to a broad base of potential investors. • Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors' convenience. • Adapted the System Restoration Bond offering to market conditions and investor demand at the time of pricing. Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the System Restoration Bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings, while meeting the requirements of the Financing Order. [After evaluation, incorporated the use of original issue discount to investors consistent with the expectation that it would provide greater benefit than its cost.] • Worked with the Commission's designated representative to develop bond allocations,

Appendix A Page 16 of 16 underwriter compensation and preliminary price guidance designed to achieve lowest interest rates. • Worked with Commission and underwriters (and each of our respective counsels) to finalize documentation in accordance with established standards for transaction of this sort and the terms of the financing order. [Note: foregoing bullet points are illustrative and will be modified to reflect actual activities in this transactionl Based upon information reasonably available to the officers, agent, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing ofthe System Restoration Bonds, as described in the issuance advice letter, will result in the lowest system restoration bond charges consistent with market conditions and the terms of the Financing Order (including the amortization structure, if any, ordered by the Commission), all within the meaning of Sections 39.302 and 36.401 of PURA. CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC By: Name: Title:

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 1 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area 6.1.1.2.3 SCHEDULE SRC III- SYSTEM RESTORATION CHARGES SECTION 1: APPLICABILITY This schedule sets out the rates and terms and conditions under which System Restoration Charges (SRC or SR Charges) will be billed and collected by CenterPoint Energy Houston Electric, LLC (Company), any successor servicer(s) and any retail electric providers (REP) or collection agents billing or collecting SR Charges on behalf of CenterPoint Energy Restoration Bond Company 11, LLC (SPE). The SR Charges were authorized by the Financing Order approved by the Public Utility Commission of Texas (Commission) in Docket No. 58252 on [XXXXX] (Financing Order). Pursuant to terms of the Financing Order and the requirements of Section 36.401 et seq. of the Texas Utilities Code, all of the Company's rights under the Financing Order, including the right to bill and collect SR Charges and to adjust SR Charges pursuant to this Schedule SRC III, were transferred to the SPE in connection with the issuance of system restoration bonds. The rights transferred to the SPE are "transition property" of the SPE (as defined in Section 39.304 of the Utilities Code). On the effective date ofthis Schedule SRC III the Company will act as servicer on behalf of the SPE to bill, collect, receive and adjust SR Charges imposed pursuant to this Schedule SRC III. However, the SPE may select another party to serve as servicer or the Company may resign as servicer in accordance with the terms and subject to the conditions of the Servicing Agreement and the Financing Order. A successor servicer selected under these conditions will assume the obligations of the Company as servicer under this Schedule SRC III. As used in this Schedule SRC III, the term "Servicer" includes any successor servicer. All actions by the Company under this Schedule SRC III, including collection of SR Charges, will be undertaken solely in its role as servicer under the Servicing Agreement between the Company and the SPE dated as of [XXXXX.-] This schedule is applicable to: 1. Retail customers located within the certificated service area of Company as such service area existed on [date of Financing Order] who receive electric distribution service through a REP served by the Company and to the facilities, premises and loads of such retail customers; 2. Retail customers located within Company's certificated service area as it existed on [date of Financing Order] who are presently receiving distribution service either directly from another utility, electric cooperative or municipally owned utility (T or D Provider) or through a REP served by another T or D Provider, and whose request to change service to the other T or D Provider was made after [date of Financing Order]; Revision Number: Original Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 2 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

3. Retail customers located within Company's certificated service area as it existed on [date of Financing Order] and who are served by New On-Site Generation. New On-Site Generation means "New On-Site Generation" as defined in the Financing Order.

4. REPs that serve retail customers located within Company's certificated service area as it existed on [date of Financing Order].

5. Any other entity which, under the terms of the Financing Order or the Utilities Code, may be obligated to pay, bill, collect, or adjust the System Restoration Charges.

SECTION 2: CHARACTER OF SYSTEM RESTORATION CHARGES

SR Charges are non-bypassable charges. All SR Charges other than those applicable to New On-Site Generation are computed and paid on the basis of individual end-use retail customer consumption or demand. In accordance with the Financing Order, the SR Charges applicable to use of New On-Site Generation that results in a "material reduction" of the customer's use of energy delivered through the Company's distribution facilities (as defined in the Financing Order) are computed and paid based on the output of the onsite generation used to meet the internal electric requirements of the customer. Customers with New On-Site Generation will also be required to pay the SR Charges applicable to energy actually delivered to the Customer through the Company's facilities. Individual end use retail customers are responsible for paying SR Charges billed to them in accordance with the terms of this Schedule SRC III whether the charges are billed directly by Servicer or are included in the bills submitted to the customer by a REP or another entity. Payment is to be made to the entity that bills the customer in accordance with the terms of the Servicing Agreement and the Financing Order. The billing entity may be the Company, a successor servicer, a REP or an entity designated to collect SR Charges in place of the REP.

The SR Charges are separate charges to be paid in addition to any other applicable charges for services received. Although the SR Charges are separate charges, they may be included within other charges of the billing entity.

The REP or entity designated to collect SR Charges in place of the REP will pay SR Charges (less an allowance for charge-offs calculated pursuant to this Schedule SRC III) to Servicer in accordance with the requirements of the Financing Order and this Schedule SRC III whether or not it has collected the SR Charges from its customers. To the extent that the REP's actual charge-offs differ from the charge-off allowance, adjustments will be made pursuant to this Schedule SRC III. The REP will have no right to reimbursement other than as expressly set out in this Schedule SRC III.

Servicer will remit collections to the SPE in accordance with the terms of the Servicing Agreement.

Revision Number: Original

Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 3 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area SECTION 3: TERM This Schedule SRC III is effective beginning on the date the system restoration bonds are issued. Schedule SRC III will remain in effect as provided in the Financing Order until the SR Charges collected and remitted to the SPE are sufficient to satisfy all obligations ofthe SPE to pay principal and interest on the system restoration bonds (as due over the 14-year term of the system restoration bonds) and to pay all other qualified costs as provided in the Financing Order. However, in no event will the SR Charges be billed for service provided after 15 years from issuance of the system restoration bonds, or sooner if the system restoration bonds are paid in full at an earlier date. This Schedule SRC III is irrevocable. SECTION 4: SYSTEM RESTORATION CHARGE CLASSES SR Charges are calculated and applied by SRC Class. There are 5 SRC Classes. Each SRC Class is defined in terms of the base rate tariff classes existing on the Company's system on [date of Financing Order]. The SRC Classes are: Residential Service Secondary Service Less Than or Equal to 10 kVA Secondary Service Greater than 10 kVA Primary Service Lighting Services SECTION 5: PERIODIC BILLING REOUIREMENT ALLOCATION FACTORS The initial Periodic Billing Requirement Allocation Factors ("PBRAF") for each SRC Class are set out below. These initial PBRAFs will remain in effect throughout the life of the system restoration bonds unless a modification of the factors is made pursuant to the allocation factor adjustment provisions in Section 6 of this Schedule SRC III: INITIAL PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS Revision Number: Original Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 4 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

SRC CLASS	***PBRAF***
Residential Service	55.4597%
Secondary Service Less Than or Equal to 10 kVA	1.5261%
Secondary Service Greater than 10 kVA	31.7972%
Primary Service	2.4092%
Lighting Services	8.8078%

SECTION 6: ALLOCATION FACTOR ADJUSTMENTS

The PBRAFs will be subject to adjustment using the procedures in this Section 6. Any adjustment required under this Section 6 will be made effective on the date of an annual Standard True-up Adjustment. Required adjustments will be made in the following order: first, adjustments will be made under Part A; second, adjustments will be made under Part B.

For purposes of determining whether an allocation adjustment is required under Parts A and B of this Section 6 and adjusting PBRAFs pursuant to those Parts, the SRC Classes will be combined into two groups (SRC Groups) as follows:

SRC GROUPS

SRC GROUP	***SRC CLASSES***	***INITIAL GROUP ALLOCATION PERCENTAGE***
Residential	Residential	55.4597%
Non-Residential	All other SRC Classes	44.5403%

Part A: Inter-Group Adjustments Due to Cumulative Load Loss

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set SR Charges for each SRC Class during the ensuing year to the billing determinants in effect on the original effective date of Schedule SRC III (such billing determinants are hereafter referred to as the "Base Billing Determinants"). The PBRAFs of all SRC Classes in all SRC Groups will be adjusted if one or more SRC Groups experience load loss aggregating 50% or more on a cumulative basis when measured against the Base Billing Determinants. The adjustments under this Part A will be made using the following procedures:

Revision Number: Original

Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 5 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

Step 1:

For each SRC Group, if $CTCOL_G / PBR_G \geq 0.50$	Then, no PBRAF adjustment will occur, and any adjustment made in previous years under Part A shall be reversed
For each SRC Group, if $CTCOL_G / PBR_G < 0.50$	Then, a PBRAF adjustment will be calculated pursuant to Steps 2 through 5.

Where:

$CTCOL_G$ = cumulative test collections for group G = $\Sigma\ CC_c * FBU_c$ for all classes (c) in Group (G)

FBU_c = forecasted billing determinants for class c

CC_c= cumulative test charge for class c = $\{PBRAF_c * PBR_T\} / BBD_c$

$PBRAF_c$= the PBRAFs then in effect
PBR_T= total periodic billing requirement for upcoming period

BBD_c= Base Billing Determinants for class c
PBR_G= periodic billing requirement for group = $\Sigma\ PBRAF_c * PBR_T$ for all classes in G

Step 2:
For each SRC Group in Step 1 where $CTCOL_G / PBR_G < 0.50$, a reduction amount (RED_G) will be calculated for group G where

$$RED_G = 0.5\ (PBR_G - CTCOL_G)$$

Step 3:

For all SRC Groups, a reallocation amount for that group (RA_G) shall be calculated where:

$$RA_G = GAP_G * \{\Sigma\ RED_G\} \text{ for all Groups}$$

Where:

GAP_G = Group Allocation Percentage = $\Sigma\ PBRAF_c$ for all classes in the group

Step 4:

For all SRC groups a Group Allocation Percentage Adjustment ($GAPA_G$) shall be calculated where:

Revision Number: Original

Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 6 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

$$GAPA_G = (RA_G - RED_G) / PBR_T$$

Where:

$$\Sigma\, GAPA_G = 0 \text{ for all } G$$

Step 5:
For all SRC classes, the PBRAF adjustment for class c ($PBRAFA_c$) will be calculated for use in calculating adjustments to the SR Charges under Section 8 where

$$PBRAFA_c = GAPA_G * (PBRAF_c / GAP_G)$$

Part B: Inter-Group Adjustments Due to Year-Over-Year Load Loss

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set SR Charges for each SRC Class during the ensuing year to the forecasted billing determinants used to develop the then currently effective SR Charges for the class (such amount is hereinafter referred to as the "Prior Year Billing Determinants"). The PBRAFs of all SRC Classes in all SRC Groups will be adjusted if (i) one or more SRC Groups experience load loss of 10% or greater on a year-over-year basis when compared to the Prior Year Billing Determinants or (ii) any SRC Group for which an adjustment was made under this Part B in one or more prior years experiences load growth resulting in projected billing determinants for the current year at a level which, if they had existed in one or more of such prior year(s) would have resulted in no adjustment to PBRAFs in such prior year(s). No reduction in PBRAFs will be made under this Part B for any SRC Group for which a reduction amount was computed under Step 5 of Part A. The adjustments under this Part B will be made using the following procedures:

Step 1:
For each SRC Group not adjusted under Part A,

If $YTCOL_G / PBR_G \geq 0.90$	Then, no PBRAF adjustment will occur.
If $YTCOL_G / PBR_G > 1.00$	Then, no PBRAF adjustment will occur, and any prior year adjustments made under B will be reversed pursuant to step 6.
If $YTCOL_G / PBR_G < 0.90$	Then, a PBRAF adjustment will be calculated pursuant to Steps 2 through 5.

Revision Number: Original

Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 7 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

Where:

$YTCOL_G$ = year-to-year test collections for group G = $\Sigma\ YC_c * FBU_c$ for all classes (c) in Group (G)

FBU_c = forecasted billing determinants for class c

YC_c= year-to-year test charge for class c = $\{PBRAF_c * PBR_T\} / FBU_c^{-1}$

$PBRAF_c$= the PBRAFs then in effect

PBR_T= total periodic billing requirement for upcoming period

FBU_c^{-1}=prior year's forecasted billing determinants for class c
PBR_G= periodic billing requirement for group = $\Sigma\ PBRAF_c * PBR_T$ for all classes in the group

Step 2:
For each SRC Group in Step 1 where $YTCOL_G / PBR_G < 0.90$, a year to year reduction amount ($YRED_G$) shall be calculated where

$$YRED_G = 0.9\ (PBR_G - YTCOL_G)$$

Step 3:

For all SRC Groups, a year to year reallocation amount (YRA_G) shall be calculated where:

$$YRA_G = GAP_G * \{\Sigma\ YRED_G\} \quad \text{for all groups}$$

Where:

GAP_G = Group Allocation Percentage = $\Sigma\ PBRAF_c$ for all classes in the group

Step 4:

For all SRC groups a year to year group allocation percentage adjustment ($YGAPA_G$) shall be calculated where:

$$YGAPA_G = (YRA_G - YRED_G) / PBR_T$$

Where $\Sigma\ GAPA_G = 0$ for all G

Revision Number: Original

Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 8 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

Step 5:

For all SRC classes, a year to year PBRAF adjustment ($YPBRAFA_c$) shall be calculated for use in calculating adjustments to the SR Charges under Section 8 where:

$$YPBRAFA_c = YGAPA_G * (PBRAF_c / GAP_G)$$

Step 6:

if$\{\Sigma (YC_c * FBU_c)\}/\{\Sigma (YC_c * FBU_c^{t-1})\} \geq .90$ (for all classes in group G) then the adjustment made in year t shall be discontinued.

if$\{\Sigma (YC_c * FBU_c)\}/\{\Sigma (YC_c * FBU_c^{t-1})\} < .90$ (for all classes in group G) then the adjustment made in year t carries forward.

Where FBU_c^{t-1} is the forecasted billing determinants from the year prior to the year an adjustment was made.

SECTION 7: SYSTEM RESTORATION CHARGES

The SR Charges to be applied beginning on the effective date of this Schedule SRC III are set out below. SR Charges to be applied in subsequent periods (Adjusted SR Charges) will be determined in the manner described in Section 8.

SYSTEM RESTORATION CHARGES

SRC CLASS	***PER UNIT CHARGE***	***BILLING UNIT***
Residential Service	$0.002562	Per kWh
Secondary Service Less Than or Equal to 10 kVA	$0.002592	Per kWh
Secondary Service Greater than 10 kVA	$0.449206	Per Billing kVA
Primary Service	$0.255249	Per Billing kVA
Lighting Services	$0.060447	Per kWh

The billing units are defined as in the base rate tariff. Any change in determination of these billing units will be effective for this Schedule SRC III at the next annual true-up adjustment.

Revision Number: Original

Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 9 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area In addition, each customer which has New On-Site Generation shall pay an amount each month computed by multiplying the output of the on-site generation used to serve the internal electric requirements of the customer (Billing kVA) by the SR Charge in effect for services provided to customers in that class during the month. This amount shall be in addition to any SR Charges applicable to demand actually delivered to the customer through the Company's or another T&D Provider's facilities. SECTION 8: STANDARD TRUE-UP FOR ADJUSTMENT OF SR CHARGES SR Charges will be adjusted annually effective on [October 15th] to ensure that the expected collection of SR Charges is adequate to pay principal and interest on the system restoration bonds when due pursuant to the expected amortization schedule, and pay as due all other qualified costs. In addition to annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the system restoration bonds to correct any forecasted undercollection of system restoration charges in order to assure timely payment of the system restoration bonds, including the replenishment of any funds drawn from the capital subaccount All annual and interim adjustments will be designed to cause (i) the outstanding principal balance of the system restoration bonds to be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the capital subaccount to be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE. TRUE-UP ADJUSTMENT PROCEDURE FOR STANDARD AND INTERIM TRUE-UPS Servicer will calculate the Adjusted SR Charges using the methodology described below and will file the Adjusted SR Charges with the Commission. Annual adjustments will be filed 15 days prior to the effective date of the Adjusted SR Charges unless an adjustment to the PBRAFs is required under Section 6 in which case the annual adjustment will be filed not later than 90 days prior to the effective date. Interim Adjustments will be filed not less than 15 days prior to the effective date of the Adjusted SR Charges. The Adjusted SR Charge for the upcoming period for each class (SRCc) shall be computed as follows: Revision Number: Original Effective: XXXXXX

Appendix B

Chapter 6: Company Specific Items

Sheet No. 6.7.3
Page 10 of 17

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

For the residential class,

$SRC_c = PBR_T*(PBRAF_c+PBRAFA_c+YPBRAFA_c^t)/FBU_c$

For classes in the Non-Residential SRC Group:

$SRC_c = SRC_c^{-1} \{\Sigma [PBR_T * (PBRAF_c+PBRAFA_c+YPBRAFA_c^t)] / \Sigma(SRC_c^{-1}*FBU_c)\}$
For all classes in the non-residential group,

Where

SRC_c^{-1} = the SR charge for that class from the previous period

PBR_T = Periodic Billing Requirement for the ensuing period (the 12 months beginning on the effective date of the adjusted SR Charges in the case of annual true-ups and the period until the next scheduled annual true-up in the case of interim adjustments). The Periodic Billing Requirement will be the amounts required to pay principal and interest on the system restoration bonds when due pursuant to the expected amortization schedule, pay as due all other qualified costs, and recover any net system under-collections or credit any net system over-collections so that (i) the outstanding principal balance of the system restoration bonds will be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the capital subaccount will be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE.

$PBRAF_c$ = the PBRAFs then in effect.

$PBRAFA_c$= the adjustment (if any) from Section 6, Part A, Step 5

$YPBRAFA_c^t$= the adjustment from Section 6, Part B, Step 5 for every year t in which an adjustment was made unless that adjustment was discontinued under Section 6, Part B, Step 6.

FBU_c= the forecasted billing determinants for the upcoming period

Revision Number: Original

Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 11 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area SECTION 9: BILLING AND COLLECTION TERMS AND CONDITIONS SR Charges will be billed and collected as set forth in this Schedule SRC III. The terms and conditions for each party are set forth below. A. Billings by Servicer to other T or D Providers: 1. SR Charges applicable to former retail customers of the Company in multiply certificated service areas who are now taking service directly from other T or D Providers or through REPs served by other T or D Providers will be billed to and collected from the other T or D Provider, which, in turn will be responsible for collecting the SR Charges from the retail customers and REPs. 2. The T or D Provider shall pay all SR Charges not later than 35 days after bill is mailed by Servicer. The T or D Provider shall make such payment regardless of whether it collects such charges from the end-use retail customer or REP. B. Billings by Servicer to New On-Site Generation: 1. Customers subject to SR Charges for New On-Site Generation shall pay such charges in full not later than sixteen days after the date the bill is mailed to the customer. 2. SR Charges applicable to New On-Site Generation are in addition to applicable SR Charges under A above or C below. 3. If the entity with New On-Site Generation receives transmission or distribution service from the Company or another T or D Provider, Servicer shall have the same right to terminate service or require the other provider to terminate service for non-payment of SR Charges as the Company has to terminate service for non-payment of charges under the Company's rate schedules. Any termination shall comply with applicable Commission rules. C. Billings by the REP or its replacement to end-use customers: 1. REPs will bill and collect, or cause to be billed and collected, all SR Charges applicable to consumption by retail customers served by the REP. 2. If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 12 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups. 3. Each REP must (1) have a long-term, unsecured credit rating of not less than "BBB- " and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively, or (2) provide to the indenture trustee (a) a deposit of two months' maximum expected system restoration charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of system restoration charge collections in the event that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee must be a beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively. 4. Ifthe long-term, unsecured credit rating from either Standard & Poor's or Moody's Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below "BBB-" or "Baa3" (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in paragraph 3 of Section D, Billings by Servicer to the REP or its replacement (when applicable). 5. The computation of the size of a required deposit shall be agreed upon by Servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months' maximum collections. Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) Servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph 3 of the Section D, Billings by Servicer to the REP or its replacement (when applicable). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the system restoration bonds. Investment earnings on REP cash deposits shall be considered part of such cash Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 13 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area deposits so long as they remain on deposit with the indenture trustee. At the instruction of Servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the system restoration bonds unless otherwise utilized for the payment of the REP's obligations for System Restoration Bond payments. Once the deposit is no longer required, Servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP. 6. In the event that a REP or the Provider of Last Resort (POLR) is billing customers for SR Charges, the REP shall have the right to transfer the customers to the POLR (or to another certified REP) or to direct Servicer to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer pursuant to applicable Commission rules. D. Billings by Servicer to the REP or its replacement (when applicable): 1. Servicer will bill and collect from REPs all SR Charges applicable to consumption by retail customers served by the REP, including applicable customers served by New On-Site Generation. 2. Payments of SR Charges are due 35 calendar days following each billing by Servicer to the REP, without regard to whether or when the REP receives payment from the end-use retail customers. Servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by Servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in paragraph 3 of this Section D. The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to Servicer. The "current amount" consists of the total unpaid SR Charges existing on the 36th calendar day after billing by Servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against SR Charge obligations. A REP shall not be obligated to pay the overdue SR Charges ofanother REP. If a REP agrees to assume the responsibility for the payment of overdue SR Charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such SR Charges; however, the prior REP shall not be relieved of the previously-assessed penalties. 3. After the 10 calendar-day grace period (the 45th calendar day after the billing date), Servicer shall have the option to seek recourse against any cash deposit, affiliate Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 14 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid SR Charges and associated penalties due Servicer after the application of the REP's deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D shall select and implement one of the following options: (a) Allow the POLR or a qualified REP of the customer's choosing to immediately assume the responsibility for the billing and collection of SR Charges. (b) Immediately implement other mutually suitable and agreeable arrangements with Servicer. It is expressly understood that Servicer's ability to agree to any other arrangements will be limited by the terms ofthe Servicing Agreement and requirements of rating agencies that have rated the system restoration bonds necessary to avoid suspension, withdrawal or downgrade of the ratings on the system restoration bonds. (c) Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by Servicer with such amounts to be applied first to pay SR Charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP. If a REP that is in default does not immediately select and implement one of the options specified in (a), (b) or (c) or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then Servicer shall immediately implement option (a), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph 3. 4. The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in paragraph 3 of Section C ("Billings by the REP or its Replacement to end-use customers") in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of SR Charges will immediately be transferred to and assumed by Servicer until a new POLR can be named by the Commission or the customer requests the Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 15 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area services of a certified REP. Retail customers may never be re-billed by the successor REP, the POLR, or Servicer for any amount of SR Charges they have paid their REP (although future SR Charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount ofthe penalty detailed in paragraph 2 of this Section D is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (a), (b) or (c) ofparagraph 3 of this Section D, unless the penalty is not paid within an additional 30 calendar days. 5. In the event that Servicer is billing customers for SR Charges, Servicer shall have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end use customer pursuant to applicable Commission rules. 6. The REP will be allowed to hold back an allowance for charge-offs in its payments to Servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on a charge-offpercentage of 1.9946%. The charge offpercentage experienced in the last full year of the SRC established in Docket No. 37200. On an annual basis in connection with the true-up adjustment process, the REP and Servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and Servicer, provided that: (a) The REP's right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing SR Charges) have been written off. (b) The REP's recourse will be limited to a credit against future SR Charge payments unless the REP and Servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, the SPE or the SPE's funds for such payments. (c) The REP shall provide information on a timely basis to Servicer so that Servicer can include the REP's default experience and any subsequent credits into its calculation of the adjusted SR Charge rates for the next SR charge billing period and the REP's rights to credits will not take effect until such adjusted SR Charge rates have been implemented. 7. In the event that a REP disputes any amount of billed SR Charges, the REP shall pay the disputed amount under protest according to the timelines detailed in paragraph 2 of this Section D. The REP and Servicer shall first attempt to Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 16 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to Servicer at the Commission-approved interest rate. Disputes about the date of receipt of SR Charge payments Cand penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by Servicer on disputed amounts shall not be recovered through SR Charges if it is determined that Servicer's claim to the funds is clearly unfounded. No interest shall be paid by Servicer if it is determined that Servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to Utilities Code Section 39.107. 8. If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups. OTHER TERMS AND CONDITIONS If the customer or REP pays only a portion of its bill, a pro-rata portion of SR Charge revenues shall be deemed to be collected. The Company will allocate any shortfall first, ratably based on the amount owed for SR Charges and the amount owed for other fees and charges, other than late charges, owed to the Company or any successor, and second, all late charges shall be allocated to the Company or any successor. Ifthe Company does not regularly include the notice described below in the bills sent by it to REPs or directly to retail customers, then at least once each year the Company shall cause to be prepared and delivered to REPs and such customers a notice stating, in effect, that the amount billed includes SR Charges which were authorized by the Financing Order dated [XXXXX] and have been transferred to and are being collected on behalf of CenterPoint Energy Restoration Bond Company II, LLC [BondCo] and are not owned by the Company. In the customer's initial bill from the REP and at least once each year thereafter, each REP that bills SR Charges shall cause to be prepared and delivered to its customers a notice stating, in effect, that the amount billed includes SR Charges which were authorized by the Financing Order dated [XXXXX]and have been transferred to and are being collected on behalfofCenterPoint Energy Restoration Bond Company II, LLC [BondCol and are not owned by the REP or the Company, and that under certain circumstances described in Schedule SRC III Servicer may be permitted to collect the SR Charges directly from the retail customer. Such notice shall be included either as an insert to or in the text of the bills delivered to such REPs or customers, as applicable, or shall be delivered to REPs or customers by electronic Revision Number: Original Effective: XXXXXX

Appendix B Chapter 6: Company Specific Items Sheet No. 6.7.3 Page 17 of 17 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area means or such other means as Servicer or the REP may from time to time use to communicate with their respective customers. Revision Number: Original Effective: XXXXXX

Appendix C Page 1 of 1 Attachment PLM-1 Schedule 5_Qualified Costs Page 1 of 1 CenterPo,nt Energy Houston Electric, LLC Projected Qualified Costs [A] [B] [C] [D] [E] [F] [G] On-Going Costs On-Going Costs CenterPoirl Houston as Servicer Expected Case Sensitivity Case NPV PV @ PV @ Description of Cost Items Upfront Costs Year Annual Amount Penod 5,020% 7 415% Legal Fees/Exp for Company's/Underwriter's Counsel $ 2,550,000 [1] 2025 S 642,363 06 $ 623,759 $ 615,377 Fee for Commission's Financial Advisor $ 50,000 [1] 2026 $ 1,284,725 16 $ 1,187,888 S 1,145,793 Fee for Company's Financial Advisor $ 300,000 [1] 2027 $ 1,284,725 26 $ 1,131,107 $ 1,066,698 Pnrhng/Edganzing Expenses S 50,000 [1] 2028 $ 1,284,725 36 $ 1,077,040 $ 993,062 Secur,t,zat,on Proceeding Expenses $ - [1] 2029 $ 1 284,725 46 $ 1,025,558 $ 924,510 Miscellaneous Administrative Costs $ 9,950 [1] 2030 $ 1,284,725 56 $ 976,537 $ 860,690 Accountant's Fees $ 185,000 [1] 2031 $ 1,284,725 66 $ 929,858 $ 801,275 Serv,cer Set-up Costs $ - [1] 2032 $ 1,284,725 76 $ 885,411 $ 745,962 Trustee's/Trustee's Counsel Fees and Expenses $ 25,000 [1] 2033 $ 1,284,725 86 $ 843,089 $ 694,467 2034 $ 1,284,725 96 $ 802,789 $ 646,527 2035 $ 1,284,725 106 $ 764,416 $ 601,897 2036 $ 1 284,725 116 $ 727,877 $ 560,347 Total Fixed Qualified Costs' $ 3.169.950 2037 $ 1,284,725 126 $ 693,085 $ 521,665 ·Subject to proposed cap on upfront costs 2038 $ 1,284,725 136 $ 659,956 $ 485,654 ·* If it is determined that Cities expenses are to be 2039 $ 642,363 146 $ 314,205 S 226,064 reimbursed, then these associated expenses mIl be included in the Company's Rider RCE once known Total $ 17,986,150 Total $ 12,642,577 $ 10,889,988 OC Acct $ -$ - $ 12,642,577 $ 10,889,988 Item A Net Secunt,zed Amount Before Qualified Costs $ 1,165,359,469 Item B Fixed qualified Costs $ 3,169,950 Net Secunt,zed Amount Including Fixed Costs (Items A+B) $ 1,168,529,419 Other Qualified Costs Amount Rgle Item C Underwriter's Spread (%) $ 4,699,864 [2] 0 400% Item D SEC Fees (%) $ 179,887 0 015% Rating Agency Fees Item E Moody's (Min of $260,000) $ 881,225 [3] 0 075% Item F S&P (Min of $200,000 / Max of $650,000) $ 675,605 [3] 0 058% Total Other Qualified Costs S 6,436,581 Total All Qualified Costs (Fixed & Other) $ 9,606,531 Net Secuntized Amount Including All Qualified Costs $ 1,174,966,000 Itemized Ongoing Costs Description Annual Semi-Annual Ongoing Serv,cer Fee (Third Party as Servicer) (0 60% of principal amount) $ 7,049,796 $ 3.524.898 Ongoing Servicer Fee (CEHE as Se/icer) (0 075% of principal amount) $ 881,225 $ 440,613 Administration Fee $ 100,000 [1] $ 50,000 Accountants' Fees $ 170,000 [1] $ 85,000 Legal Fees/Expenses for Company's/Issuer's Counsel $ 25,000 [1] $ 12,500 Trustee's/Trustee's Counsel Fees and Expenses $ 5,000 [1] $ 2,500 Independent Managers' Fee $ 3,500 [1] $ 1,750 Rating Agency Fees $ 80,000 [1] $ 40,000 Pnnting/EDGAR,zation Expenses $ 10,000 [1] $ 5,000 Miscellaneous $ 10,000 [1] S 5,000 TOTAL (CEHE as Servicer) $ 1,284,725 $ 642,363 TOTAL (Third Party as Servicer) $ 7,453,296 $ 3,726,648 Notes [1] Estimates based on precedent transactions, updated to current conditions 121 $4 00 per bond (for the 2008 System Restoration Bonds, the underwnting spread was $4 25 per bond) 131 Estimates based on latest Information obtained from rating agencies

Appendix D

Chapter 6: Company Specific Items

Sheet No. 6.14.5
Page 1 of 2

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area

6.1.1.6.8 RIDER ADFITC III – ADFIT CREDIT

APPLICABILITY

Pursuant to the Financing Order in Public Utility Commission of Texas Docket No. 58252, the ADFIT Credit ("ADFITC") is a negative charge to customers subject to Schedule SRC III to provide customers the accumulated deferred federal income tax (ADFIT) benefits associated with restoration costs from Hurricane Beryl, Hurricane Francine, Winter Storm Enzo, and certain costs deferred from Docket No. 57271.

This schedule is applicable to distribution voltage level Retail customers and any other entity obligated to pay charges as defined under Schedule SRC III.

TERM

This Rider ADFITC III is effective beginning on the date Schedule SRC III is effective and will remain in effect over the 14-year term of Schedule SRC.

ADFITC III ALLOCATION FACTORS

The ADFITC III Allocation Factors are the same as the PBRAFs in Schedule SRC III and shall be adjusted to coincide with any PBRAF adjustments for Schedule SRC.

The ADFITC III Charges to be applied beginning on the effective date of this Rider ADFITC are set out below. ADFITC III Charges to be applied in subsequent periods will be determined in the annual true-up process described below.

ADFIT CREDIT CHARGES

ADFITC III CLASS	***PER UNIT CHARGE***	***BILLING UNIT***
Residential Service	($0.000412)	Per kWh
Secondary Service Less Than or Equal to 10 kVA	($0.000417)	Per kWh
Secondary Service Greater than 10 kVA	($0.072224)	Per Billing kVA
Primary Service	($0.041040)	Per Billing kVA
Lighting Services	($0.009719)	Per kWh

Revision Number: Original

Effective: XXXXXX

Appendix D Chapter 6: Company Specific Items Sheet No. 6.14.5 Page 2 of 2 CenterPoint Energy Houston Electric, LLC Applicable: Entire Service Area The ADFITC III classes and billing units are defined the same as the classes and billing units in Schedule SRC III. In addition, ADFITC Charges are applicable to each customer which has New On-Site Generation as defined in Schedule SRC III as and to the extent Schedule SRC III charges are applicable to such customers. ANNUAL TRUE-UP FOR ADJUSTMENT OF ADFITC CHARGES ADFITC IH Charges shall be adjusted at least annually effective on each date that charges in Schedule SRC III become effective. The adjustment shall be made through a separate filing submitted at the same time as the Schedule SRC III system restoration charge adjustment filing and using the same allocation factors and billing determinants as the system restoration charge adjustment filing. The ADFITC III Charges shall be adjusted to (1) correct any over-credit or under-credit of the amounts previously scheduled to be provided to customers, (2) reflect the amounts scheduled to be provided to customers during the period the adjusted ADFITC III Charges are to be effective, and (3) account for the effects, if any, on ADFIT of any insurance proceeds, government grants or other source of funding that compensate CenterPoint Houston for system restoration costs incurred. TRUE-UP ADJUSTMENT PROCEDURE FOR ANNUAL TRUE-UPS Adjusted ADFITC III Charges shall be calculated using the same methodology as described in Schedule SRC III for the system restoration charges. The ADFITC III Groups are defined the same as Schedule SRC 111 Groups. Annual adjustments will be filed 15 days prior to the effective date ofthe Adjusted ADFITC Charges unless an adjustment to the ADFITC III Allocation Factors is required in which case the annual adjustment will be filed not later than 90 days prior to the effective date. OTHER TERMS AND CONDITIONS Ifthe customer or REP pays only a portion of its bill, a pro-rata portion of ADFITC Charge credits shall be deemed to be credited equal to the pro-rata portion of Schedule SRC III deemed collected according to Schedule SRC III. NOTICE This Rate Schedule is subject to the Company's Tariff and Applicable Legal Authorities. Revision Number: Original Effective: XXXXXX